SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)

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[		]	Soliciting Material Pursuant to §240.14a-12

SHOE CARNIVAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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May 6, 2016

Dear Shareholder:

On behalf of the Board and management, we wish to extend an invitation to you to attend our 2016 annual meeting of shareholders to be held on Thursday, June 16, 2016 at the corporate headquarters for Shoe Carnival, Inc. located at 7500 East Columbia Street, Evansville, Indiana. The meeting will begin promptly at 9:00 a.m. C.D.T.

In addition to the matters described in the Notice of Annual Meeting of Common Shareholders and Proxy Statement, I will be providing a report on the financial position of the Company and opening the floor for questions from shareholders.

The members of the Board and management look forward to your attendance. However, whether or not you plan to attend personally, and regardless of the number of shares you own, it is important that your shares be represented. Please be sure you are represented at the meeting by signing, dating and mailing your proxy card promptly. A postage-paid return envelope is enclosed for your convenience.

Thank you for your ongoing support of and continued interest in Shoe Carnival.

Sincerely,

Clifton E. Sifford

President and Chief Executive Officer

SHOE CARNIVAL, INC.

NOTICE OF ANNUAL MEETING OF COMMON SHAREHOLDERS
TO BE HELD ON JUNE 16, 2016

The annual meeting of common shareholders of Shoe Carnival, Inc. (the “Company”) will be held at the Company's corporate headquarters located at 7500 East Columbia Street, Evansville, Indiana, on Thursday, June 16, 2016, at 9:00 a.m., C.D.T., for the following purposes:

(1)    To elect three directors to serve until the 2019 annual meeting of shareholders and until their successors are elected and have qualified, as set forth in the accompanying proxy statement;

(2)    To approve, in an advisory (non-binding) vote, the compensation paid to the Company's named executive officers;

(3) To approve the proposed Shoe Carnival, Inc. 2016 Executive Incentive Compensation Plan;

(4)    To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal 2016; and

(5)    To transact such other business as may properly come before the meeting.

All common shareholders of record at the close of business on April 15, 2016 will be eligible to vote.

It is important that your stock be represented at this meeting. Whether or not you expect to be present, please fill in, date, sign and return the enclosed proxy form in the accompanying addressed, postage-paid envelope. If you attend the meeting, your proxy will be canceled at your request.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Common Shareholders to be Held on June 16, 2016

In accordance with the rules of the Securities and Exchange Commission, we are advising our shareholders of the availability on the Internet of our proxy materials related to the annual meeting described above. These rules allow companies to provide access to proxy materials in one of two ways. Because we have elected to utilize the “full set delivery” option, we are delivering to all shareholders paper copies of all of the proxy materials, as well as providing access to those proxy materials on a publicly accessible website.

The notice of annual meeting of common shareholders, proxy statement, form of proxy card and annual report to shareholders are available at http://www.shoecarnival.com/Investors/ProxyInformation.aspx.

David A. Kapp, Secretary

TABLE OF CONTENTS

Proxy Q & A	1
Proposal No. 1 Election of Directors
Nominee and Director Information	4
Information Regarding the Board of Directors and Committees
Board Meetings	7
Board Leadership Structure	7
Board Committees	8
Board and Committee Role in Risk Oversight	9
Code of Business Conduct and Ethics	9
Section 16(a) Beneficial Ownership Reporting Compliance	10
Proposal No. 2 Advisory Vote on the Compensation Paid to Our Executives	10
Executive and Director Compensation
Compensation Discussion and Analysis	11
Compensation Committee Report	23
Compensation-Related Risk Assessment	23
Summary Compensation Table	25
Grants of Plan-Based Awards	26
Outstanding Equity Awards at Fiscal Year-End	27
Option Exercises and Stock Vested in Fiscal 2015	28
Equity Compensation Plan Information	28
Nonqualified Deferred Compensation	30
Termination and Change in Control Arrangements	31
Compensation of Non-Employee Directors	34
Proposal No. 3 Approval of the Shoe Carnival, Inc. 2016 Executive Incentive Compensation Plan	35
Proposal No. 4 Ratification of Our Independent Registered Public Accounting Firm	38
Audit Committee Matters
Principal Accountant Fees and Services	38
Audit Committee Pre-Approval Policy	38
Report of the Audit Committee	38
Transactions with Related Persons
Conflicts of Interest and Related Person Transaction Policies	39
Principal Shareholders	40
Shareholder Proposals for 2017 Annual Meeting	41
Shareholder Communications	42
Incorporation by Reference	42
Annual Reports	42
Appendix A – Shoe Carnival, Inc. 2016 Executive Incentive Compensation Plan	A-1

SHOE CARNIVAL, INC.

7500 East Columbia Street
Evansville, Indiana 47715

PROXY STATEMENT
Annual Meeting of Common Shareholders

June 16, 2016

Why am I receiving these proxy materials?

We are providing these proxy materials to you in connection with the solicitation by the Board of Directors (the “Board”) of Shoe Carnival, Inc. (the “Company,” “we”, “us” or “our”) for proxies to be voted at our annual meeting of common shareholders. We are holding this annual meeting at 9:00 a.m., C.D.T., on Thursday, June 16, 2016, at our corporate headquarters located at 7500 East Columbia Street, Evansville, Indiana. The approximate date on which these proxy materials are first being sent to shareholders is on or about May 6, 2016.

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), in addition to mailing a full set of the proxy materials to our shareholders, we are also providing access to our proxy materials on a publicly accessible website. Our notice of annual meeting of common shareholders, proxy statement, form of proxy card and annual report to shareholders are available at http://www.shoecarnival.com/Investors/ProxyInformation.aspx.

What proposals will be voted on at the annual meeting?

There are four proposals scheduled to be voted on at the annual meeting:

•	To elect three directors to serve until the 2019 annual meeting of shareholders and until their successors are elected and have qualified;
•	To approve, in an advisory (non-binding) vote, the compensation paid to our Executives (as defined below under “Executive and Director Compensation – Compensation Discussion and Analysis”), as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narratives in this proxy statement;
•	To approve the proposed Shoe Carnival, Inc. 2016 Executive Incentive Compensation Plan; and
•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2016.

In addition, any other business that may properly come before the annual meeting will be considered and voted on. The Board currently knows of no additional business that is to be brought before the meeting. However, if other matters properly come before the meeting, the persons indicated on the enclosed proxy will vote that proxy based on their judgment on such matters.

How does the Board recommend that I vote on the proposals?

The Board recommends that you vote your shares:

•	FOR the election of Mr. Sifford, Mr. Aschleman and Ms. Guthrie as directors (Proposal 1);
•	FOR the approval, on an advisory basis, of the compensation paid to our Executives, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narratives in this proxy statement (Proposal 2);

•	FOR the approval of the Shoe Carnival, Inc. 2016 Executive Incentive Compensation Plan (Proposal 3); and
•	FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2016 (Proposal 4).

Who may vote?

You may vote at the annual meeting or by proxy if you were a shareholder of record at the close of business on April 15, 2016, the record date for the meeting. As of April 15, 2016, there were 19,783,185 shares of our common stock outstanding and entitled to vote at the meeting.  On all matters, including the election of the directors, each common shareholder will have one vote for each share held.

What constitutes a quorum for the annual meeting?

In order to constitute a quorum, a majority of the votes entitled to be cast at the annual meeting must be present either in person or by proxy. Abstentions and broker non-votes will be considered as present for determining a quorum.

It is possible that a proxy would indicate that not all shares represented by it are being voted for specific proposals. For example, a broker cannot vote shares held in street name on certain proposals when the owner of those shares has not provided instructions on how he or she would like them to be voted, which are called “broker non-votes.” The election of directors, the proposal relating to executive compensation and the proposal regarding our 2016 Executive Incentive Compensation Plan fall into this category. Accordingly, if you hold your shares in street name and wish your shares to be voted on Proposals 1, 2 and 3, you must give your broker voting instructions.

What vote is required for each of the proposals to be approved?

For Proposal 1, to be elected, a director nominee must receive the affirmative vote of a majority of the votes cast with respect to such director, which for this proposal means that the number of shares voted “FOR” that director’s election must exceed the number of shares voted “AGAINST” that director’s election. Shareholders will not be allowed to cumulate their votes in the election of directors. Abstentions and broker non-votes will not be considered as votes cast on this proposal and therefore will not affect the outcome of this proposal.

Proposals 2 and 4 will be approved if more shares are voted “FOR” each proposal than “AGAINST.” Neither abstentions nor broker non-votes will affect the outcome of these proposals.

Proposal 3 will be approved if the proposal receives the affirmative vote of a majority of the votes cast, which for this proposal means if more shares are voted “FOR” the proposal than the number of shares voted “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as a vote against this proposal, but broker non-votes will not affect the outcome of this proposal.

How do I vote my shares?

Voting of Shares Registered Directly in the Name of the Shareholder. If you hold shares of our common stock in your own name as the holder of record, you may vote your shares by signing, dating and mailing the proxy card in the postage-paid envelope that has been provided to you. Shares held directly in your name as the shareholder of record may also be voted in person at the annual meeting. If you choose to vote in person at the meeting, please bring proof of identification. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

Voting of Shares Registered in the Name of a Brokerage Firm or Bank. If your shares of our common stock are held in “street name” through a brokerage account or by a bank or other nominee, you will receive instructions from your nominee, which you must follow in order to have your shares voted. If you are a “street name” shareholder and you wish to vote in person at the annual meeting, you must obtain a legal proxy from your nominee giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

What if I return my proxy card but do not provide voting instructions?

Your shares will be voted in accordance with your instructions as specified on your proxy card. If you sign and return your proxy card but do not give voting instructions, your shares will be voted “FOR” the election of the nominees listed under Proposal 1 and “FOR” Proposals 2, 3 and 4. If any other matters properly come before the meeting, the persons indicated on the enclosed proxy will vote that proxy based on their judgment on such matters.

May I revoke my proxy?

If you have executed and submitted your proxy, you may still revoke it at any time as long as it has not been exercised. Your proxy may be revoked by giving written notice of revocation to us, executing a subsequently dated proxy that is delivered to us, or attending the annual meeting and voting in person.

How are votes counted?

Votes cast by proxy or in person at the annual meeting will be counted and certified by representatives of our transfer agent, Computershare Trust Company, N.A.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting and publish the voting results in a Current Report on Form 8-K to be filed with the SEC within four business days of the annual meeting.

Who pays for the cost of proxy preparation and solicitation?

The cost of this solicitation of proxies will be borne by us. Proxies may also be solicited personally or by telephone, facsimile transmission or other electronic means of communication by our employees acting without additional compensation.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominee and Director Information

Our Board is divided into three classes, and generally, each director holds office for a three-year term expiring at the annual meeting of shareholders held in the year that is three years after the director’s election and thereafter until his or her successor is elected and qualified.

At our 2016 annual meeting, our shareholders will be asked to elect three directors. Clifton E. Sifford, James A. Aschleman and Andrea R. Guthrie have been nominated by the Board, upon the recommendation of the Nominating and Corporate Governance Committee, for election as directors for a term to expire at the 2019 annual meeting of shareholders and until their successors are elected and qualified. Mr. Sifford and Mr. Aschleman have served as directors since 2012. Ms. Guthrie is standing for re-election for the first time since joining our Board on September 15, 2015.

To be elected, a director nominee must receive the affirmative vote of a majority of the votes cast with respect to such director, which means that the number of shares voted “for” that director’s election must exceed the number of shares voted “against” that director’s election. This majority vote standard is in effect because this is an uncontested election of directors (i.e., the number of nominees for director did not exceed the number of directors to be elected as of the record date of the annual meeting). For any contested election, the directors would be elected by a plurality of the votes cast by the shares entitled to vote on the election of directors.

If a director nominee who is serving as a director is not elected at the annual meeting, under Indiana law the director would continue to serve on the Board as a “holdover director.” However, under our by-laws, as amended, any incumbent director who fails to be elected must immediately tender his or her resignation to the Board, subject to acceptance by the Board. The Nominating and Corporate Governance Committee would then make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board, taking into account the recommendation of the Nominating and Corporate Governance Committee, would determine the appropriate responsive action with respect to the tendered resignation. The director who tenders his or her resignation may not participate in the Board’s decision. If a nominee who was not already serving as a director is not elected at the annual meeting, under Indiana law that nominee would not become a director and would not serve on the Board as a “holdover director.” The nominees for election as directors at the annual meeting are all currently serving on the Board.

The Nominating and Corporate Governance Committee is responsible for recommending to the Board the director nominees that collectively have the complementary experience, qualifications, skills and attributes to guide us and function effectively as a Board. Each nominee for election as a director is selected based on his or her experience, judgment, integrity, ability to make independent inquiries, an understanding of our business environment and a willingness to devote adequate time to Board duties. It is the Nominating and Corporate Governance Committee's general view to re-nominate an incumbent director who continues to satisfy the criteria for membership on the Board, continues to make important contributions to the Board and consents to continue his or her service on the Board.

Set forth below are the current nominees for director as well as our continuing directors and information regarding each person's service as a director, business experience, director positions held currently or at any time in the last five years, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to recommend the director nominee and to determine that the continuing directors should serve as members of our Board. Unless otherwise indicated, the principal occupation of each director has been the same for the last five years. There is no family relationship between any of our directors or executive officers.

NOMINEES FOR DIRECTOR
Clifton E. Sifford, President and Chief Executive Officer

Mr. Sifford has served as our President and Chief Executive Officer since October 2012 and also served as our Chief Merchandising Officer from October 2012 to March 2016. From June 2001 to October 2012, Mr. Sifford served as our Executive Vice President, General Merchandising Manager and from April 1997 until May 2001, he served as our Senior Vice President, General Merchandising Manager.

Mr. Sifford, as our President and Chief Executive Officer and a long-standing member of our senior management team, brings to the Board an in-depth knowledge of our company and the retail industry. Mr. Sifford’s areas of relevant experience include detailed knowledge and experience in executive leadership and retail merchandising encompassing merchandise procurement, building brand awareness, proprietary brand development and consumer behavior.

Term: Director nominee for a three-year term to expire at the annual meeting of shareholders in 2019
Director since: 2012
Age: 62

James A. Aschleman

Mr. Aschleman retired from the law firm Baker & Daniels LLP (now Faegre Baker Daniels LLP) in December 2011. As a partner in the firm since 1976, Mr. Aschleman advised public and private companies on a wide range of issues, including corporate governance, executive compensation, mergers and acquisitions and compliance with SEC rules and regulations. Additionally, Mr. Aschleman previously served on our Board from 2001 until 2006 and has extensive knowledge of our operations.

Mr. Aschleman’s areas of relevant experience include strategic planning, capital markets and corporate finance, corporate governance and legal and regulatory analysis.

Term: Director nominee for a three-year term to expire at the annual meeting of shareholders in 2019
Director since: 2012
Age: 71

Andrea R. Guthrie

Ms. Guthrie presently is a self-employed consultant. From 2009 to 2014, Ms. Guthrie served as Senior Vice President Strategic New Businesses at Claire’s Stores, Inc., one of the world’s leading specialty retailers of fashionable jewelry and accessories for young women, teens, tweens, and kids. Prior to that, Ms. Guthrie was a Principal at The Boston Consulting Group, where she led client projects and addressed strategic and operational issues, with a particular emphasis on the retail and consumer industries, from 2002 to 2009. She held merchandising roles with A|X Armani Exchange and Saks Fifth Avenue from 1993 to 1999.

Ms. Guthrie’s areas of relevant experience include strategic planning, competitive analysis, financial modeling and analytics, market analysis and mergers and acquisitions.

Term: Director nominee for a three-year term to expire at the annual meeting of shareholders in 2019
Director since: 2015
Age: 44

DIRECTORS CONTINUING IN OFFICE
J. Wayne Weaver, Chairman of the Board

From 1993 until January 2012 when the franchise was sold, Mr. Weaver served as Chairman and Chief Executive Officer of the Jacksonville Jaguars, LTD, a professional football franchise. From 1978 until February 2, 1993, Mr. Weaver's principal occupation was as president and chief executive officer of Nine West Group, Inc., a designer, developer and marketer of women's footwear. Mr. Weaver previously served two terms as a director of Stein Mart, Inc., a publicly traded chain of off-price retail stores, from June 2014 until March 2016 and from November 2000 until April 2008.

Mr. Weaver's areas of relevant experience include strategic planning, marketing/branding, economic indicators and issues, and industry trends.

Term: Director with term expiring at the annual meeting of shareholders in 2017
Director since: 1988
Age: 81

Jeffrey C. Gerstel

Mr. Gerstel has served as President of The Dress Barn, Inc., a leading specialty retailer offering clothing, shoes, and accessories for missy and plus-size women, since December 2011 and as Chief Executive Officer since July 2015. Mr. Gerstel joined The Dress Barn, Inc. in 2006 and has held a variety of senior executive positions during his tenure with the company, including Executive Vice President and Chief Operating Officer and Senior Vice President of Operations. Prior to that, he was Executive Vice President Operations of A.C. Moore, a specialty retailer offering arts, crafts and floral merchandise from 2004 to 2006. From 1990 to 2004, he was President of Rag Shops, Inc., a specialty retailer offering fabrics and crafts, Chief Operating and Financial Officer of Parts Plus, a specialty retailer offering premium auto parts and accessories, and Executive Vice President of Operations of Factory 2-U Stores, Inc., a closeout retailer that offered apparel and closeout merchandise.

Mr. Gerstel’s areas of relevant experience include strategic planning, merchandising, marketing and brand positioning, real estate, store operations, e-commerce, human resources, information systems, finance and acquisitions.

Term: Director with term expiring at the annual meeting of shareholders in 2017
Director since: 2015
Age: 52

Kent A. Kleeberger

Mr. Kleeberger presently is a self-employed consultant. From February 2011 until March 2015, Mr. Kleeberger served as Executive Vice President, Chief Operating Officer of Chico’s FAS Inc., a publicly traded specialty apparel retailer. Prior to that, from November 2007 until January 2011, Mr. Kleeberger served as Executive Vice President, Chief Financial Officer and Treasurer of Chico's FAS Inc. From July 2004 until October 2007, Mr. Kleeberger served as senior vice president and chief financial officer for Dollar Tree Stores, Inc., a publicly traded single price-point retailer. From April 1998 until June 2004, he served in various positions with Tween Brands, Inc. (formerly Too, Inc.), a publicly traded apparel retailer, including as executive vice president, chief operating officer, chief financial officer, treasurer and secretary and also served as a director from February 2000 until March 2004. Mr. Kleeberger also served as a director of Aéropostale, Inc., a publicly traded apparel retailer from August 2015 until February 2016.

Mr. Kleeberger's areas of relevant experience include tax, financial reporting, accounting and controls, insurance and risk management, economic indicators and issues, marketing/branding and government regulation.

Term: Director with term expiring at the annual meeting of shareholders in 2018
Director since: 2003
Age: 64

Joseph W. Wood

Mr. Wood presently is a self-employed footwear industry consultant. Since July 2010, he has participated in various consulting engagements in the footwear industry.

From January 2008 until July 2010, Mr. Wood served as Division President – Retail of Brown Shoe Company, Inc. (now Caleres, Inc.), a global wholesale and retail footwear company. Prior to that, from January 2002 until December 2007, Mr. Wood served as President of Famous Footwear, a division of Brown Shoe Company, Inc.

Mr. Wood’s areas of relevant experience include strategic planning, competitive positioning, marketing/branding and an in-depth knowledge of the footwear industry.

Term: Director with term expiring at the annual meeting of shareholders in 2018 Director since: 2012
Age: 68

The Board recommends a vote FOR the director nominees listed above.

INFORMATION REGARDING THE BOARD OF

DIRECTORS AND COMMITTEES

The primary functions of our Board are:

•	To oversee management performance on behalf of our shareholders;

•	To ensure that the long-term interests of our shareholders are being served; and

•	To monitor adherence to and the effectiveness of our internal standards and policies.

Board Meetings

During fiscal 2015, the Board held four meetings. During fiscal 2015, each of our directors attended at least 75% of the total Board meetings and the meetings of the respective committees on which they served. Additionally, our directors are expected to attend the annual meeting of shareholders each year. Each of our directors then in office attended our 2015 annual meeting of shareholders.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board should be free to choose its Chairman based upon the Board’s view of what is in the best interests of the Company at a particular point in time, based on the recommendation of the Nominating and Corporate Governance Committee. Our Board does not have a policy on whether the role of Chairman and Chief Executive Officer should be separate or combined and, if separate, whether the Chairman should be selected from the non-employee directors or be an employee.

The Board has determined at this time that the separation of the offices of Chairman of the Board and President/Chief Executive Officer enhances Board independence and oversight. Moreover, the separation of these positions allows the President/Chief Executive Officer to better focus on his responsibilities of running the Company, enhancing shareholder value and expanding and strengthening our brand while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management.

A majority of our directors are “independent directors” as defined by the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”), and the Board has determined that such independent directors have no relationship with us that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. The independent directors are Messrs. Aschleman, Gerstel, Kleeberger, and Wood and Ms. Guthrie. To facilitate communication between our management and our non-employee directors, Mr. Kleeberger has been designated as the Lead Director and presides at all executive sessions of the non-employee directors. Following an executive session, the Lead Director discusses any issues or requested actions to be taken with the

President/Chief Executive Officer. The Lead Director is also responsible for scheduling and preparing agendas for meeting of our non-employee directors and for disseminating information to the rest of the Board in a timely manner.

The Board evaluates its leadership structure on an ongoing basis and may change it as circumstances warrant.

Board Committees

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the committees operates pursuant to a written charter, which can be viewed on our website at www.shoecarnival.com under Investors–Governance.

Audit Committee

The Audit Committee is solely responsible for the selection and hiring of the independent registered public accounting firm to audit our books and records and pre-approves audit and permitted non-audit services undertaken by the independent registered public accounting firm. It is also responsible for the review of our (i) financial reports and other financial information, (ii) systems of internal controls regarding finance, accounting, legal compliance and ethics, (iii) auditing, accounting and financial reporting processes, and (iv) financial and enterprise risk exposures. See “Board and Committee Role in Risk Oversight.” The committee approves all related person transactions and meets with management and our independent registered public accounting firm as necessary.

The Audit Committee consists of four non-employee directors: Messrs. Kleeberger (Chair), Aschleman, Gerstel and Wood. The Board and the Audit Committee believe the current member composition satisfies the listing standards of NASDAQ governing audit committee composition, including the requirement that the audit committee members all be “independent” directors, as that term for audit committee members is defined in the listing standards of NASDAQ and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that Mr. Kleeberger qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. The Audit Committee met seven times during fiscal 2015, with three of these meetings being conducted via teleconference.

Compensation Committee

The Compensation Committee is responsible for evaluating and approving our director and officer compensation plans, policies and programs. The committee also administers our equity compensation and retirement plans and reviews the risks related to our compensation policies and programs. For a detailed description of the roles of the Compensation Committee and management in setting compensation, see “Executive and Director Compensation – Compensation Discussion and Analysis.”

The Compensation Committee consists of our five non-employee directors: Messrs. Aschleman (Chair), Gerstel, Kleeberger and Wood and Ms. Guthrie. Each of the members meets the independence requirements of the NASDAQ listing standards and Rule 10C-1(b)(1) promulgated under the Exchange Act. Each member is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act and each is an “Outside Director” as defined by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). During fiscal 2015, none of the members were involved in a relationship requiring disclosure as an interlocking executive officer/director or as a former officer or employee. In addition, none of the members were involved in a relationship requiring disclosure under Item 404(a) of Regulation S-K. The Compensation Committee held four meetings during fiscal 2015.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee exercises a leadership role in shaping our corporate governance and recommends to the Board corporate governance principles on a number of topics, including (i) Board organization, membership and function, (ii) committee structure and membership, and (iii) oversight of the evaluation of the Board. As the nominating body of the Board, the committee also interviews, evaluates, nominates and recommends individuals for membership on the Board and on the various committees of the Board. Nominees will be evaluated based on their experience, judgment, integrity, ability to make independent inquiries, understanding of our business environment and willingness to devote adequate time to Board duties.

Our Corporate Governance Guidelines provide that in identifying potential director nominees, our Nominating and Corporate Governance Committee is to take into account geographic, occupational, gender, race and age diversity. Broadly defined, diversity means diversity of viewpoints, background, experience and other demographics. The committee implements that policy, and assesses its effectiveness, by examining the diversity of all of the directors on the Board when it selects nominees for directors. The diversity of directors is one of the factors that the Nominating and Corporate Governance Committee considers, along with the other selection criteria described above.

The Nominating and Corporate Governance Committee also will consider director candidates recommended by shareholders. A shareholder who wishes to recommend a director candidate for consideration should send such recommendation to our Secretary at 7500 East Columbia Street, Evansville, Indiana 47715, who will forward it to the Nominating and Corporate Governance Committee. Any such recommendation should include a description of the candidate's qualifications for board service, the candidate's written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information. A shareholder who wishes to nominate an individual as a director candidate at an annual meeting of shareholders, rather than recommend the individual to the Nominating and Corporate Governance Committee as a nominee, must comply with the advance notice requirements set forth in our by-laws, a copy of which may be obtained from our Secretary. A summary of such requirements is provided in this proxy statement under “Shareholder Proposals for 2017 Annual Meeting.” The Nominating and Corporate Governance Committee’s process for identifying and evaluating nominees for director will be the same whether the nominee is from the Nominating and Corporate Governance Committee’s search for a candidate, or whether the nominee was recommended by a shareholder.

The Nominating and Corporate Governance Committee consists of four non-employee directors: Messrs. Aschleman (Chair), Kleeberger and Wood and Ms. Guthrie. Each member is “independent,” as such term for nominating committee members is defined in the NASDAQ listing standards. The Nominating and Corporate Governance Committee met four times during fiscal 2015.

Board and Committee Role in Risk Oversight

While the Board has the ultimate oversight responsibility for the risk management process, various committees assist in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls. The Audit Committee discusses with management, internal audit, and the independent registered public accounting firm our major financial risk exposures, including risks related to fraud, liquidity and regulatory compliance, our policies with respect to risk assessment and risk management, and the steps management has taken to monitor and control such exposures. The Board also periodically receives information about our risk management activities and the most significant risks we face. This is principally accomplished through Audit Committee reports to the Board and summary briefings provided by management. The Audit Committee members, as well as each other director, also have access to our Chief Financial Officer and any other members of our management for discussions between meetings as warranted. For a description of the Compensation Committee’s role in overseeing compensation related risks, see “Executive and Director Compensation – Compensation-Related Risk Assessment” in this proxy statement.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Ethics Code”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, and principal accounting officer. The Ethics Code is posted on our website at www.shoecarnival.com under Investors–Governance. We intend to disclose any amendments to the Ethics Code by posting such amendments on our website. In addition, any waivers of the Ethics Code for our directors or executive officers will be disclosed in a Current Report on Form 8-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to us and written representations from certain reporting persons, we believe that during fiscal 2015 all filing requirements applicable to our executive officers, directors and greater than 10% shareholders were timely satisfied, except that one Form 4 filed by Mr. Baker reporting his April 6, 2015 sale of 10,000 shares and his April 7, 2015 sale of 12,000 shares was not filed until January 28, 2016 due to an administrative error.

Proposal No. 2

Advisory Vote on the Compensation Paid to our Executives

As we did the last several years, we are asking our shareholders to approve the compensation paid to our Executives, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related narratives in this proxy statement.  This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our Executives.  In accordance with the advisory vote conducted at our 2011 annual meeting of shareholders on the frequency of future say-on-pay votes, we are currently conducting say-on-pay votes on an annual basis.  The next advisory vote on the frequency of say-on-pay votes will be conducted at our 2017 annual meeting of shareholders.

Our compensation philosophy seeks to closely align the interests of Executives with the interests of our shareholders. Our compensation programs are designed to reward our Executives for the achievement of short-term and long-term strategic and operational goals and the attainment of increased total shareholder return. Additionally, it is important in the current retail climate that management emphasizes financial stability and liquidity while working to increase our market share through new store growth and comparable store sales growth.

The Compensation Committee and our Board believe that our fiscal 2015 Executive compensation aligned with our philosophy and corporate performance and was effective in fulfilling the Compensation Committee’s compensation objectives. An Executive Summary is provided at the beginning of the Compensation Discussion and Analysis section followed by a more detailed discussion of our Executive compensation programs, how they reflect our philosophy and are linked to Company performance and the impact of our 2015 say-on-pay vote on Executive compensation decisions. We encourage our shareholders to read the Compensation Discussion and Analysis section, along with the compensation tables and narrative discussion contained in this proxy statement.

We are asking our shareholders to indicate their support for the compensation paid to our Executives as described in this proxy statement. This vote is not intended to address any specific item of compensation but rather the overall compensation of our Executives and the philosophy, policies and practices described in this proxy statement. Accordingly, we recommend that our shareholders vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the Executives, as disclosed in the Company's Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

As an advisory vote, this proposal will not be binding upon us or our Board or Compensation Committee. However, our Board and Compensation Committee value the opinion of our shareholders, and to the extent that there is any significant vote against the Executives’ compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board recommends that our shareholders vote FOR the approval, on an advisory basis, of the compensation paid to our Executives, as disclosed in this proxy statement.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

The “Compensation Discussion and Analysis” section of this proxy statement is intended to help our shareholders understand our overall executive compensation programs, objectives, framework and elements and to discuss and analyze the basis for, and the decisions of our Compensation Committee (the “Committee”) and our Board of Directors with respect to, the compensation paid to our named executive officers shown in the Summary Compensation Table and in the other tables and narrative discussion that follow. Our named executive officers (the “Executives”) for fiscal 2015 were:

Officer Name and Position
Clifton E. Sifford, President and Chief Executive Officer
J. Wayne Weaver, Chairman of the Board
W. Kerry Jackson, Senior Executive Vice President – Chief Operating and Financial Officer and Treasurer
Timothy T. Baker, Executive Vice President – Store Operations
Carl N. Scibetta, Executive Vice President – Chief Merchandising Officer
Kathy A. Yearwood, former Senior Vice President – Controller and Chief Accounting Officer

In July 2015, Kathy A. Yearwood retired from her position as Senior Vice President – Controller and Chief Accounting Officer. Upon her retirement, W. Kerry Jackson resumed serving as our Principal Accounting Officer.

Executive Summary

We seek to closely align the interests of our Executives with the interests of our shareholders. Our compensation programs are designed to reward our Executives for the achievement of short-term and long-term strategic and operational goals and the attainment of increased total shareholder return. Additionally, it is important in the current retail climate that management emphasizes financial stability and liquidity while working to increase our market share through new store growth and comparable store sales growth.

Total compensation for our Executives is primarily comprised of a mix of base salary, annual cash incentives and long-term equity based compensation in the form of service-based and performance-based restricted stock awards. We believe our management team continues to be driven to a higher level of performance by the pay-for-performance compensation philosophy of our compensation programs.

The following table highlights the year-over-year comparison of some of the key financial metrics that we use in evaluating our performance for the purposes of making compensation decisions ($ amounts in thousands except per share data).

Key Financial Metrics	Fiscal 2015	Fiscal 2014	Fiscal 2013
Net Sales	$983,968	$940,162	$884,785
Comparable Store Sales Increase	3.0%	1.8%	0.0%
Gross Profit Percentage	29.5%	29.1%	29.3%
Operating Income	$46,633	$41,853	$43,667
Net Income	$28,767	$25,527	$26,871
Earnings per share, diluted	$1.45	$1.27	$1.32

•	Net sales increased $43.8 million to $984.0 million for fiscal 2015, a 4.7% increase, from net sales of $940.2 million for fiscal 2014 primarily as a result of our new store growth and our 3.0% increase in comparable store sales.

•	Operating income increased 11% to $46.6 million in fiscal 2015 from $41.9 million in fiscal 2014.

•	During fiscal 2015, we achieved record earnings per diluted share of $1.45, a 14% increase over the $1.27 earned in fiscal 2014. This increase resulted from a combination of top-line sales growth, gross profit improvement and our ability to maintain tight control over selling expenses. Although overall store traffic was down during the year, we still experienced increases in our conversion rates, average unit retail and average sales per transaction. We believe this favorable growth was primarily due to the strength of our inventory selection, which resulted in broad based comparable store sales increases in all of our major categories.

•	We opened 20 new stores, closed 15 stores and relocated two stores, ending the year with 405 stores.

•	We continued our cash dividend payments to shareholders during fiscal 2015, paying four quarterly cash dividends. The first quarter dividend amount was $0.06 per share, while the dividends paid for each of the remaining three quarters were increased to $0.065 per share, or an aggregate of $5.0 million. During fiscal 2015, we returned additional capital to our shareholders through the repurchase of approximately 809,000 shares of our common stock at an average price of $23.26, or an aggregate of $18.8 million. In total during fiscal 2015, we returned $23.8 million to our shareholders.

•	Our Shoe Perks membership increased by 3 million, with members accounting for 55% of total sales in fiscal 2015.

•	Our Ship From Store program was implemented on a chain-wide basis (with limited exceptions).

•	Our Shoes 2U initiative was rolled out in June 2015.

•	Our mobile app was significantly upgraded in December 2015, adding e-commerce capabilities along with other enhancements.

•	Our first two small-market concept stores opened in fiscal 2015 and have exceeded our sales and profit expectations to date.

Our fiscal 2015 financial results, along with our financial results from fiscal 2014 and fiscal 2013, are more fully described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for fiscal 2015.

We believe our fiscal 2015 Executive compensation aligned well with the objectives of our pay-for-performance compensation philosophy and with our performance. The following chart provides a historical perspective on our performance-based annual cash incentive component.

Based on achieving a defined amount of pre-bonus operating income in fiscal 2015, Messrs. Sifford, Jackson, Baker and Scibetta were eligible to earn a bonus payment under our 2006 Executive Incentive Compensation Plan, as amended (the “Executive Incentive Compensation Plan”). In fiscal 2015, our pre-bonus Operating Income was $47.2 million, or 7.0% above threshold, which resulted in each of these executives earning a bonus under our Executive Incentive Compensation Plan for fiscal 2015.

We utilize both performance-based and service-based restricted stock awards as our primary forms of equity-based incentive compensation. Since fiscal 2005, the performance-based incentive awards granted to our Executives vest with the attainment of specified annual earnings per diluted share. Earnings per diluted share achieved in fiscal 2015 did not result in the vesting of any shares of restricted stock, as the unvested performance-based awards contain target earnings per diluted share in excess of our fiscal 2015 results.

We encourage you to read the complete Compensation Discussion and Analysis for the detailed discussion and analysis of our Executive compensation program.

Compensation Philosophy and Objectives of the Overall Compensation Program

Our compensation philosophy is to design programs to attract, retain and motivate the finest talent possible for all levels of the organization. In addition, the programs are designed to maintain a performance and achievement-oriented environment, be cost-competitive, treat all employees appropriately and maximize the tax deductibility of employee compensation. All programs have the following characteristics:

•	Compensation is based on the level of job responsibility, the individual's level of performance and the Company's overall performance. As employees assume greater responsibility, a larger portion of their total compensation should be “at risk” incentive compensation (both annual and long-term), subject to corporate and individual performance metrics.

•	A combination of short-term compensation in the form of base salaries and annual cash incentives and long-term equity based compensation in the form of service-based and performance-based restricted stock awards and stock option grants are utilized to provide incentive to Executives to create shareholder value through the attainment of both short and long-term goals.

•	Compensation also takes into consideration the value of the job in the marketplace. To retain a highly skilled work force, we strive to remain competitive with the pay of employers who compete with us for talent.

The Committee, along with management, recognizes that the challenges faced by an entrepreneurial and growth-orientated retail organization require that compensation programs remain flexible to meet the prevailing market conditions for key management roles. Determination of appropriate compensation for our Executives is based on the Committee's in-depth knowledge of our operations and the competitive environment in which we operate, along with the accumulated business expertise of the members of the Committee. This process is subjective because we do not believe that a purely formula-driven approach to compensation can adequately take into account all of the various aspects that will lead to our long-term success.

What the Compensation Program is Designed to Reward

The Committee emphasizes the relationship of compensation to performance. In evaluating the Company's performance and the contribution of the Executives, the Committee generally considers increases in store growth, sales, operating income, net earnings and earnings per share as compared to both the financial plan for the year and prior year performance. The Committee also evaluates free cash flow generated by the Company, management's success in managing merchandise inventories and the impact of prevailing economic conditions. In the current retail climate, management emphasizes and the Committee seeks to reward financial stability and liquidity while working to increase our market share through new store growth and comparable store sales growth.

Compensation Program Components, Why Each Component is Chosen and How Each Component Relates to Our Compensation Philosophy and Objectives

The basic components of our Executive compensation program consist of base salary, annual cash incentives, long-term equity based incentives and other benefits, which include retirement plans, health and welfare benefits, limited perquisites and other fringe benefits.

Base Salary

The base salary component provides for fixed compensation and rewards the core competencies of each Executive relative to skill set, experience, tenure and individual performance. Base salary serves as the base amount from which other compensation elements are determined, such as target annual cash incentives. In general, executive officers with higher levels of responsibility have a lower percentage of their compensation fixed as base salary and a higher percentage of their compensation at risk.

Annual Cash Incentives

We utilize a performance-based cash incentive program, which is designed to reward the Executives for meeting annual financial goals that will lead to our long-term success. Under our Executive Incentive Compensation Plan, performance targets may be based on one or more of the following business criteria: annual return to shareholders, net sales, net income, net income before nonrecurring items, operating income, return on equity, return on assets, EPS, EBITDA, EBITDA before nonrecurring items, comparable store sales, average sales per square foot or average sales per square foot for new stores. Each of the foregoing business criteria may also be calculated before bonus expense.

The Committee annually selects the business criteria that performance targets will be based on, determines the minimum threshold, target and maximum performance target levels and sets the percentage of salary each Executive can earn for achievement of the performance target levels. The Committee utilizes financial projections prepared by management in setting the performance targets. These projections incorporate various assumptions related to targeted comparative store sales increases, merchandise gross margin, new store openings and selling, general and administrative expense levels. These projections attempt to incorporate the known risk factors inherent with the current economic retail climate and reflect both the challenges and opportunities facing the Company. The parameters under which the program will be administered are established by the Committee, typically within the first 60 days of each fiscal year. Mr. Weaver, Chairman of our Board of Directors, did not participate in the Executive Incentive Compensation Plan in fiscal 2015 and will not participate in fiscal 2016.

On March 15, 2016, our Board of Directors approved the Shoe Carnival, Inc. 2016 Executive Incentive Compensation Plan (the “2016 Plan”). Under the 2016 Plan, performance targets may be based on the same business criteria as those set forth in the Executive Incentive Compensation Plan, but in addition to being calculated either before or after bonus expense, the business criteria may also be calculated either before or after any store closing costs and impairment charges recognized in a performance period. The 2016 Plan is subject to approval by our shareholders at the annual meeting. See “Proposal No. 3 Approval of the Shoe Carnival, Inc. 2016 Executive Incentive Compensation Plan” beginning on page 35 for details regarding the terms of the 2016 Plan and the approval of the 2016 Plan.

We may also award discretionary cash bonuses to Executives for their work on special projects, for significant accomplishments, for promotions, as new hire sign-on bonuses, when the Committee seeks to align compensation levels more closely to market conditions or when the Committee otherwise determines.

Long-Term Equity Based Incentives

We consider equity compensation, in the form of restricted stock or stock options, to be an important element in the overall compensation of our Executives and other key employees. Equity based incentive awards that typically vest over time, or upon the attainment of long-term goals, help to retain Executives and encourage them to manage through difficult periods and to improve our long-term performance. This philosophy serves to more closely align the interests of our Executives with the interests of our shareholders.

We currently utilize both performance-based and service-based restricted stock awards as our primary forms of equity based incentive compensation. The vesting of performance-based awards is tied to the attainment of defined earnings per diluted share and rewards each Executive for the creation of shareholder value. For fiscal 2015 and prior years, up to 100% of the number of shares of restricted stock may be forfeited if the performance goals are not achieved within a six-year window of time. Restricted stock awards employing service-based vesting are utilized as appropriate when retention or recruitment is our primary and immediate objective. Equity-based awards are issued pursuant to the terms and conditions of the 2000 Stock Option and Incentive Plan, as amended (the “2000 Stock Plan”). Mr. Weaver does not receive long-term equity based incentive awards.

Other Benefits

We provide the Executives with health and welfare programs, a 401(k) retirement plan and employee benefit plans, programs and arrangements generally available to all employees. We also provide the Executives, along with all of our other officers, other executive benefit programs and perquisites in order to provide a competitive executive compensation program and to foster executive retention.

The additional levels of benefits available to the Executives (other than Mr. Weaver, who does not participate in any of our sponsored benefit plans) include an executive life insurance program, an executive long-term disability program, additional medical benefits and a nonqualified deferred compensation plan. The life insurance and long-term disability programs provide the Executives with life and disability benefits greater than the benefits available under our standard broad-based life insurance and long-term disability programs. The additional medical benefits serve to supplement our standard health benefits program and provide additional reimbursement of out-of-pocket expenses including co-payments and deductibles. The nonqualified deferred compensation plan is offered to our Executives who, due to Internal Revenue Service limitations, cannot defer an adequate level of replacement income for their retirement planning. Further details on the nonqualified deferred compensation plan can be found under “Nonqualified Deferred Compensation – Non-Equity Based Compensation – Narrative Discussion.” In addition, we currently offer limited perquisites to each Executive other than Mr. Weaver. Details of our perquisites are contained in footnote 5 to the Summary Compensation Table.

Stock Ownership Guidelines

Under our stock ownership guidelines, which were adopted by our Board effective in June 2013, our non-employee directors are required to own shares valued at three times their annual Board cash retainer. Our Chairman of the Board and our Chief Executive Officer are each required to own shares valued at three times their annual base salary, with all other executive officers required to own shares valued at two times their annual base salary. Each current non-employee director or executive officer has until the later of June 13, 2018 or five years from the date of hire, appointment or election to meet the minimum stock ownership requirements. For the purposes of these guidelines, shares directly owned without any restrictions (excluding shares offered as a new hire inducement), shares owned through our Employee Stock Purchase Plan and shares owned directly by members of the non-employee director’s or executive officer’s immediate family who share the same household or any trust for the benefit of the non-employee director’s or executive officer’s immediate family members count towards the ownership requirements.

The value of stock holdings are determined based on the higher of the closing price of our common stock on the day prior to the valuation determination, or the average daily closing price of our common stock during the five-year period ending on the date of the valuation determination. The Committee is responsible for monitoring the application of the stock ownership guidelines and reviewed the current ownership valuation for each of our executive officers and non-employee directors at its March 2016 meeting. Of our current Executives and Directors, Messrs. Weaver, Kleeberger, Aschleman and Wood have met the ownership requirements. As a result, in accordance with the guidelines, their ownership will not be reassessed unless and until they are promoted to a position with a higher ownership goal or they sell, transfer or otherwise dispose of shares that previously counted towards the ownership requirements.

We believe the stock ownership guidelines further serve to align the interests of our Executives and Directors with those of our shareholders.

Impact of Say-on-Pay Vote on Executive Compensation Decisions

In June 2015, we held our fifth shareholder say-on-pay vote. Our shareholders approved the proposal, with approximately 98% of the shareholder votes cast voting in favor of the 2015 say-on-pay vote.

At its meeting in March 2016, the Committee reviewed our compensation programs and the results of the 2015 say-on-pay vote. The Committee determined that our compensation programs are fundamentally sound, support the needs of our business, are aligned with the trends in the market and, taking into account the results of our 2015 say-on-pay vote, are strongly supported by our shareholders.

As a result, the Committee decided to retain our 2015 executive compensation philosophy, objectives, components, component mix, and performance metrics for 2016 compensation purposes. The performance targets for our annual cash incentive component were updated to conform to our fiscal 2016 financial projections. For fiscal 2016, base salaries, annual cash incentives and long-term equity based incentives were reviewed and adjusted to ensure appropriate competitive positioning.

In addition, when determining how often to hold future say-on-pay votes, the Board took into account the preference for an annual vote expressed by our shareholders at our 2011 annual meeting. Accordingly, the Board has determined that we will hold say-on-pay votes on an annual basis until the next say-on-pay frequency vote, which will be held at our 2017 annual meeting.

Fiscal 2015 Compensation Decisions

Base Salary

The Committee reviews and approves salaries for the Chief Executive Officer and other Executives on an annual basis or at other times as necessary to accommodate the hiring of new employees, a change in responsibilities, promotions, or other considerations. The Chief Executive Officer provides recommendations to the Committee for the Executives other than himself and Mr. Weaver. Recommended base salaries are reviewed and set based on a number of factors, including job responsibilities, individual industry experience, position, changes in responsibilities, individual performance, the Company's overall performance and industry data for comparable positions. No predetermined weight is given to any of the above factors.

The fiscal 2015 base salary for each Executive was approved as follows:

	Compensation Decisions – Base Salary
	Fiscal 2015		Fiscal 2014
Name	Fiscal 2015	Percentage Increase	Fiscal 2014	Percentage Increase
Clifton E. Sifford	$575,000	0.0%	$575,000	0.0%
J. Wayne Weaver	$300,000	0.0%	$300,000	0.0%
W. Kerry Jackson	$520,000	0.0%	$520,000	0.0%
Timothy T. Baker	$500,000	0.0%	$500,000	0.0%
Carl N. Scibetta	$400,000	3.9%	$385,000	10.0%
Kathy A. Yearwood	$225,000	0.0%	$225,000	4.7%

Mr. Scibetta’s salary was increased to reflect his leadership of our new product initiatives, the additional responsibilities he had assumed with respect to the merchandising team, planning and allocation and for his achievements related to successfully managing our inventories in a difficult retail environment.

Annual Cash Incentives

A portion of the annual cash compensation our Executives (other than Mr. Weaver) could earn for fiscal 2015 consisted of a performance-based bonus payment pursuant to the Executive Incentive Compensation Plan. The Committee could also award discretionary cash bonuses to the Executives for their work on special projects, for significant accomplishments, for promotions, as a new hire sign-on bonus or as the Committee otherwise determined.

For fiscal 2015, the Committee at their March 2015 meeting selected our operating income before officer bonus expense (“Operating Income”) as the business criteria for all officers included in the plan. This business criteria was first selected by the Committee in 2006 and has been subsequently utilized based on the Committee’s determination that it remains appropriate for evaluating performance.

The Committee established the minimum threshold, target and maximum performance target levels as well as the applicable percentage of annual salary that officers could earn for attainment of each performance target level. The targets attempted to incorporate the known risk factors inherent with the current retail economic climate and reflect the challenges and opportunities facing the Company. The following table sets forth the percentage of salary each Executive could earn based upon the attainment of the various target levels of Operating Income, which percentages remained the same as those established for fiscal 2014.

	Percentage of Annual Salary
Name	Threshold	Target	Maximum
Clifton E. Sifford	0%	80%	125%
W. Kerry Jackson	0%	60%	100%
Timothy T. Baker	0%	60%	100%
Carl N. Scibetta	0%	60%	100%
Kathy A. Yearwood	0%	40%	60%

The minimum threshold for fiscal 2015 was $44.1 million, or a 5.3% increase over the Operating Income achieved in fiscal 2014. In setting the minimum threshold, the Committee considered, among other factors, that operating income was down on a year-over-year basis in fiscal 2014 and that a more appropriate and challenging minimum threshold would be the Operating Income achieved in fiscal 2013. If the minimum threshold was met, the

Executives would earn an escalating bonus, as a percentage of their base salary, as the fiscal 2015 Operating Income exceeded the threshold amount.  Upon the attainment of the target Operating Income for fiscal 2015, or $59.4 million, a 41.7% increase over Operating Income recorded in fiscal 2014, each Executive would earn their target bonus.  With the attainment of 120% of the target Operating Income, or $71.3 million, a 70.1% increase over fiscal 2014 Operating Income, each Executive would earn his or her maximum allowable bonus under the Executive Incentive Compensation Plan.

In fiscal 2015, our pre-bonus Operating Income was $47.2 million, or 7.0% above threshold, which resulted in our Executives earning the following bonuses under the Executive Incentive Compensation Plan:

Name	Bonus Earned	Percentage of Base Salary
Clifton E. Sifford	$86,785	15.1%
W. Kerry Jackson	$52,323	10.1%
Timothy T. Baker	$50,310	10.1%
Carl N. Scibetta	$40,248	10.1%

The Committee has the discretion to reduce awards under the Executive Compensation Incentive Plan when it determines that such adjustment would be appropriate based on our interests and the interests of our shareholders. No such adjustments were made for fiscal 2015.

Ms. Yearwood did not earn a bonus under the Executive Incentive Compensation Plan due to her retirement prior to the end of fiscal 2015. In June 2015, the Committee approved a discretionary bonus of $100,000 to be granted to Ms. Yearwood upon her retirement in recognition of her dedicated service to the Company.

Long-Term Equity Based Incentives

Incentive awards are granted pursuant to the 2000 Stock Plan at the discretion of the Committee. The Committee relies in large part on the recommendation of our Chairman and our Chief Executive Officer in determining the number of incentive awards to be granted to Executives. With the exception of new employees and promotions, incentive awards are typically granted on an annual basis at the Committee’s regularly scheduled meeting in March of each year. This meeting is scheduled in advance and occurs before the release of our fourth quarter and annual earnings.

Based on the recommendation of our Chairman and our Chief Executive Officer, the Committee, at its March 2015 meeting, granted an aggregate of 92,605 shares of performance-based restricted stock to the Executives (other than Mr. Weaver) as follows:

Name	Shares Awarded
Clifton E. Sifford	30,868
W. Kerry Jackson	20,579
Timothy T. Baker	16,463
Carl N. Scibetta	16,463
Kathy A. Yearwood	8,232 (1)

(1)	Under the terms of the 2000 Stock Plan, Ms. Yearwood’s retirement in July 2015 resulted in her forfeiture of 33,482 shares of unvested restricted stock, including the 8,232 shares of performance-based restricted stock granted to her in March 2015.

An additional 65,856 shares of performance-based restricted stock and 32,928 shares of service-based restricted stock were granted to other members of management. The Committee determined that while all restricted stock awards granted to the Executives should be performance-based, for retention purposes, the grants to other members of management should be one-third service-based and two-thirds performance-based.

One-third of the performance-based restricted shares vest upon the attainment of annual earnings per diluted share of $1.60, a 26% increase over the earnings per diluted share achieved by the Company in fiscal 2014; one-third vest upon the attainment of annual earnings per diluted share of $1.76, a 10% increase over the prior tier; and one-third vest upon the attainment of annual earnings per diluted share of $1.94, a 10% increase over the prior tier. Multiple tranches of these restricted shares may vest in a given year. Any restricted shares that are unvested after six fiscal years will be forfeited. The service-based restricted shares granted to our non-Executives have a two-year cliff vesting, provided each recipient maintains continuous service with us through March 31, 2017.

Our Chairman and our Chief Executive Officer based their recommendation for the March 2015 restricted stock awards on a total of approximately 1% of our then outstanding shares, with consideration given to the dilutive effect of the proposed grant. Recommendation of the allocation of shares amongst members of management was made based on the individual’s potential for making significant contributions in the future and the relative importance of the individual’s position to others in our organization.

In addition, despite the challenging retail environment, as outlined above under “Executive Summary,” during fiscal 2015 we exceeded our fiscal 2014 financial performance, continued our multi-channel initiatives and opened our first small-market stores. As a result of the significant improvement in financial performance and the success of our multi-channel initiatives, on March 15, 2016, the Committee approved the following grants of service-based restricted stock to the Executives set forth below to reflect each such Executive’s level of performance and job responsibility in fiscal 2015 and for retention purposes. One-half of these restricted stock awards vest at the end of each of fiscal 2016 and fiscal 2017, provided the Executive maintains continuous service with us through that date.

Name	Restricted Shares Awarded
Clifton E. Sifford	8,726
W. Kerry Jackson	4,994
Timothy T. Baker	4,254
Carl N. Scibetta	4,827

Other Benefits

The other executive benefit programs and perquisites described above under “Compensation Program Components, Why Each Component Is Chosen and How Each Component Relates to Our Compensation Philosophy and Objectives - Other Benefits” were not changed from fiscal 2014.

Fiscal 2016 Executive Compensation Decisions

The Committee met on March 14 and March 15, 2016 and completed its review and approval of the fiscal 2016 corporate goals and objectives relevant to Executive compensation, evaluated each Executive’s individual performance as well as their collective performance in light of the prior year internal goals and objectives and set Executive compensation levels for fiscal 2016 based on this evaluation. This process was consistent with that performed in March 2015.

The Committee established the following with respect to Executive compensation for fiscal 2016:

1.	The base salary for each Executive was set as follows:

Name	Base Salary	Percentage Increase
Clifton E. Sifford	$625,000	8.7%
W. Kerry Jackson	$535,600	3.0%
Timothy T. Baker	$515,000	3.0%
Carl N. Scibetta	$450,000	12.5%

These salary increases were made to keep each of their salaries competitive and, in the case of Mr. Scibetta, to reflect his promotion to Chief Merchandising Officer, as well as his leadership of our new product initiatives and his achievements related to successfully managing our inventories in a difficult retail environment.

Mr. Weaver’s salary remained at $300,000 for fiscal 2016.

2.	Performance-based bonuses for fiscal 2016 will be awarded pursuant to the 2016 Plan. The Committee selected our operating income before officer bonus expense (“Operating Income”) as the business criteria for all officers included in the 2016 Plan, as the Committee determined that it remains appropriate for evaluating performance. The Committee established the minimum threshold, target and maximum performance target levels. These targets attempt to incorporate the known risk factors inherent with the current economic retail climate and reflect the challenges and opportunities facing the Company. The following table sets forth the percentage of salary each current Executive (other than Mr. Weaver) could earn based upon the attainment of the various target levels of Operating Income, which percentages remained the same as those established for fiscal 2015.

	Percentage of Annual Salary
Name	Threshold	Target	Maximum
Clifton E. Sifford	0%	80%	125%
W. Kerry Jackson	0%	60%	100%
Timothy T. Baker	0%	60%	100%
Carl N. Scibetta	0%	60%	100%

The minimum threshold selected for fiscal 2016 was the Operating Income achieved in fiscal 2015, or $47.2 million. In setting the minimum threshold, the Committee considered, among other factors, the record annual sales and diluted earnings per share achieved by the Company in fiscal 2015 and the uncertainty of the U.S. and global economies. Once the minimum threshold is met, the Executives will earn an escalating bonus, as a percentage of their base salary, as the fiscal 2016 Operating Income exceeds the threshold amount.  Upon the attainment of the target Operating Income for fiscal 2016, or $53.6 million, a 13.6% increase over Operating Income recorded in fiscal 2015, each Executive would earn their target bonus.  With the attainment of 120% of the target Operating Income, or $64.3 million, a 36.2% increase over fiscal 2015 Operating Income, each Executive would earn their maximum allowable bonus under the 2016 Plan.  The Committee, at its March 2017 meeting, will review the Company's financial results against these goals.

3.	Based on the recommendation of our Chairman and our Chief Executive Officer, the Committee granted an aggregate of 82,768 shares of restricted stock to the following Executives:

Name	Performance-Based Restricted Stock
Clifton E. Sifford	30,281
W. Kerry Jackson	20,187
Timothy T. Baker	16,150
Carl N. Scibetta	16,150

An additional 104,974, or 69,978 shares of performance-based restricted stock and 34,996 shares of service-based restricted stock, were granted to other members of management. The Committee determined that while all restricted stock awards granted to the Executives for fiscal 2016 should be performance-based, for retention purposes, the grants to other members of management should continue to be one-third service-based and two-thirds performance-based.

The performance-based restricted shares will vest on March 31, 2019 if the Company achieves annual earnings per diluted share of $1.65, a 14% increase over the earnings per diluted share achieved by the Company in fiscal 2015, in any of fiscal 2016, 2017 or 2018 and the recipient maintains continuous service with the Company through March 31, 2019. If we do not achieve annual earnings per diluted share of $1.65 in any of the three fiscal years, the restricted stock will be forfeited on March 31, 2019. The service-based restricted shares granted to our non-Executives have a two-year cliff vesting provided each recipient maintains continuous service with us through March 31, 2018.

Our Chairman and our Chief Executive Officer based their recommendation for the above fiscal 2016 restricted stock awards on a total of approximately 1% of our then outstanding shares, with consideration given to the dilutive effect of the proposed grant. Recommendation of the allocation of shares amongst members of management was made based on the individual’s potential for making significant contributions in the future and the relative importance of the individual’s position to others in our organization. No other forms of equity-based compensation have been awarded to the Executives for fiscal 2016 performance.

4.	The other executive benefit programs and perquisites described above under “Compensation Program Components, Why Each Component Is Chosen and How Each Component Relates to Our Compensation Philosophy and Objectives - Other Benefits” were not changed from fiscal 2015 except that the Committee increased the amount of hours on the Company provided aircraft that Mr. Sifford could use for personal reasons in fiscal 2016.

Determination of Compensation Amounts

The Committee is responsible for establishing our compensation philosophy and strategies and has overall responsibility for approving and evaluating the director and officer compensation plans, policies and programs. Annually, the Committee reviews and approves corporate goals and objectives relevant to Executive compensation, evaluates each Executive’s individual performance as well as their collective performance in light of these goals and objectives, and sets compensation levels based on this evaluation. The Committee believes its obligation is to structure programs that best serve the Company's interests and the interests of our shareholders. The Committee currently consists of five directors, none of whom is a current or former employee and each of whom is deemed independent as defined in the listing standards of NASDAQ.

Regarding most compensation matters, including Executive and director compensation, management provides recommendations to the Committee; however, the Committee does not delegate any of its functions to others in setting compensation. The Committee did not utilize any outside compensation consultants for Executive or director compensation matters during fiscal 2015; however, the Committee did review comparisons to other retailers compiled by management from publicly available filings.

It is the Committee’s intention to set total Executive compensation at a level to attract and retain a talented and motivated leadership team and balance the perception of other stakeholders that Executive compensation is reasonably competitive. In making compensation decisions, the Committee reviews executive compensation practices within the retail and footwear industries with consideration given to, among other factors, differences in sales, growth rates and total market capitalization. Our retail peer group consists of leading apparel retailers with sales greater than $414.0 million and less than $4.9 billion. Our footwear peer group consists of leading footwear retailers. We do not limit our comparisons to only footwear retailers as our competition for talent falls within a wide range of companies and industries.

The Committee also utilizes a tally sheet to review the total compensation package provided to the Executives for the current and prior four fiscal years, where applicable. The tally sheet sets forth the dollar amounts of all components including base salary, annual cash incentives, long-term equity based incentives, the incremental expense related to the additional level of benefits provided to Executives and perquisites. The tally sheet is supplemented by a summary of stock ownership and other equity interests (both vested and unvested) in the Company as well as a summary of accumulated wealth for each Executive derived from the vesting or exercise of equity incentives. The stock ownership and accumulated wealth of the Executives did not influence the Committee's decision on equity-based compensation awards in fiscal 2015.

Executives are compensated through a combination of short-term compensation components (base salary and annual cash incentives) and long-term equity based incentives. The Committee does not have a specific policy for the allocation of compensation between short and long-term components or cash and equity based compensation. The Committee establishes all performance targets associated with compensation program components in a manner to encourage achievement of increases in shareholder value. In setting total compensation, the Committee applies a consistent approach for all Executives and applies appropriate business judgment in how the standard approach is applied to the facts and circumstances associated with each Executive. Although the Committee reviews compensation data of peer group companies, it does not benchmark the compensation of the Executives utilizing the peer group data. Instead, the Committee only utilizes our peer group data to determine whether the types and amount of Executive compensation are reasonable and competitive in view of the peer group data. The peer group information is compiled by our management and provided to the Committee for its use. Amounts earned by each Executive for fiscal 2015 and, where applicable, fiscal 2014 and fiscal 2013 are detailed in the Summary Compensation Table following this section.

Our current peer groups are comprised of the following companies:

Retail Companies With Sales Greater Than $414 Million and Less Than $4.9 Billion
Aeropostale, Inc.	Hibbett Sports, Inc.
Ascena Retail Group, Inc.	Stage Stores, Inc.
Chico’s FAS, Inc.	The Buckle, Inc.
Destination Maternity Corporation	The Cato Corporation
Destination XL Group, Inc.	Urban Outfitters, Inc.

Footwear Companies
Caleres, Inc.	Nike, Inc.
Columbia Sportswear Company	Skechers U.S.A., Inc.
Crocs, Inc.	Steven Madden, Ltd.
DSW Inc.	The Finish Line, Inc.
Foot Locker, Inc.	Wolverine World Wide, Inc.
Genesco Inc.

Termination and Change in Control Arrangements

We have entered into an employment and noncompetition agreement with each of our Executives (other than Mr. Weaver), which specifies various payments to be made to the Executive in the event their employment is terminated, including upon a qualifying termination following a change in control. The type and amount of payments vary by Executive and the nature of the termination. We believe the severance benefits payable under these agreements are competitive with general industry practices and that these agreements serve to ensure the continued dedication of the Executive team and minimize the likelihood of the transfer of trade secrets to our direct competitors.

Each of Messrs. Sifford, Jackson and Baker entered into an Amended and Restated Employment and Noncompetition Agreement with us dated December 11, 2008. Mr. Scibetta entered into an Employment and Noncompetition Agreement, similar in form and content to those of the other Executives, on December 4, 2012.

Further information on termination and change in control arrangements, including information on compensation paid to Ms. Yearwood upon her retirement, is contained under the section “Termination and Change in Control Arrangements.”

Deductibility of Compensation and Other Related Issues

Section 162(m) of the Internal Revenue Code generally provides that publicly held companies may not deduct compensation paid to an Executive to the extent such compensation exceeds $1 million per officer in any fiscal year. However, pursuant to regulations issued by the Treasury Department, certain limited exceptions to Section 162(m) apply with respect to “qualified performance-based compensation.” Our Committee believes that tax deductibility is an important factor when evaluating executive compensation and has taken steps to provide that these exceptions will generally apply to incentive compensation paid to the Executives, including presenting the 2016 Plan for shareholder approval at this annual meeting in accordance with Section 162(m). However, our Committee may exercise its discretion to provide base salaries or other compensation that may not be fully tax deductible to us.

Section 409A of the Internal Revenue Code provides certain requirements for deferred compensation arrangements.  Those requirements, among other things, limit flexibility with respect to the time and form of payment of deferred compensation.  If a payment or award constitutes deferred compensation subject to Section 409A and the applicable requirements are not satisfied, the recipient could be subject to tax on the award and all other deferred compensation of the same type, and an additional 20% tax and interest at the underpayment rate plus 1%, at the time the legally binding right to the payment or award arises or, if later, when that right ceases to be subject to a substantial risk of forfeiture.  We have made modifications to our plans and our employment and noncompetition agreements with our Executives such that payments or awards under those arrangements either are intended to not constitute “deferred compensation” for Section 409A purposes (and will thereby be exempt from Section 409A’s requirements) or, if they constitute “deferred compensation,” are intended to comply with the Section 409A statutory provisions and final regulations.

The Sarbanes-Oxley Act of 2002 subjects our Chief Executive Officer and our Chief Financial Officer to forfeiture of incentive compensation and profits from the sale of stock in the event of an accounting restatement associated with non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws. Our Committee has not adopted at this time any additional forfeiture provisions for incentive compensation relating to accounting restatements.

Compensation Committee Report

We have reviewed and discussed with Company management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Exchange Act. Based on the review and discussion referred to above, we recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended January 30, 2016 and in our proxy statement for the 2016 annual meeting of shareholders for filing under the Exchange Act.

Compensation Committee

Gerald W. Schoor (Chair through March 15, 2016)
James A. Aschleman (Chair after March 15, 2016)

Jeffrey C. Gerstel

Andrea R. Guthrie

Kent A. Kleeberger

Joseph W. Wood

Compensation-Related Risk Assessment

In March 2016, our Compensation Committee reviewed our compensation policies and practices for all employees, including our Executives, and the risks that could arise from our compensation policies and practices. As part of the Compensation Committee’s review, it specifically noted the following factors that reduce the likelihood of excessive risk-taking:

•	Our overall compensation levels are competitive with the market.
•	There is a balanced mix of cash and equity and annual and longer-term incentive compensation.

•	While the performance criteria historically used under our Executive Incentive Compensation Plan and used under our 2016 Plan for fiscal 2016 has been operating income achieved in a particular fiscal year, the overall compensation of our Executives is not overly weighted toward this annual measurement period.
•	Our Executive Incentive Compensation Plan and our 2016 Plan have payouts at multiple levels of performance. Assuming achievement of at least a minimum level of performance, payouts under the plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach. The maximum bonus percentage payable under the Executive Incentive Compensation Plan and the 2016 Plan is also currently capped at percentages ranging from 60% to 125% of the Executives’ annualized base salary to protect against disproportionately large shorter-term incentives.
•	The Compensation Committee has the discretion to reduce performance-based awards when it determines that such adjustments would be appropriate based on our interests and the interests of our shareholders.
•	We currently do not grant stock options to our Executives.
•	The performance-based restricted stock awards granted to our Executives vest based on our attainment of certain earnings per diluted share targets, aligning the interests of our Executives with those of our shareholders.
•	Stock ownership guidelines applicable to all non-employee directors and all executive officers further align the interests of our Executives with those of our shareholders.

Some of our non-executive employees are eligible to receive bonus and equity awards.  With respect to the non-executive employees who receive bonus awards or performance-based equity awards, the performance criteria and targets are not unreasonable or clearly unattainable without excessive risk-taking. For those non-executive employees who are eligible to receive service-based equity awards, the equity awards typically vest either ratably over a three-year period or in full after two years.

Based on these factors, the Compensation Committee believes that our compensation policies and practices encourage behaviors that are aligned with the Company’s long-term interests, and that any short-term incentives do not make up a significant portion of compensation and do not encourage our employees to take risks for short-term gain.  As a result, the Compensation Committee determined that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following table sets forth a summary of the compensation paid by us for services rendered in all capacities to us by each of our Executives for fiscal 2015 and, where applicable, fiscal 2014 and fiscal 2013.

Name and Principal Position	Fiscal Year (1)	Salary	Bonus (2)		Stock Awards (3)	Option Awards		Non-Equity Incentive Plan Compensation (4)		All Other Compensation (5)	Total
Clifton E. Sifford, President and Chief Executive Officer	2015 2014 2013	$575,000 575,000 574,039	$	- - -	$748,858 782,400 616,200	$	- - -		$86,785 - 105,461	$142,223 168,749 128,639	$1,552,866 1,526,149 1,424,339
J. Wayne Weaver, Chairman of the Board	2015	$300,000		$-	$-		$-		$-	$-	$300,000
W. Kerry Jackson, Senior Executive Vice President - Chief Operating and Financial Officer and Treasurer	2015 2014 2013	$520,000 520,000 520,000	$	- - -	$499,247 521,600 410,800	$	- - -		$52,323 - 63,582	$60,247 56,986 73,202	$1,131,817 1,098,586 1,067,584
Timothy T. Baker, Executive Vice President - Store Operations	2015 2014 2013	$500,000 500,000 500,000	$	- - -	$399,392 430,320 308,100	$	- - -		$50,310 - 61,137	$59,417 60,567 69,512	$1,009,119 990,887 938,749
Carl N. Scibetta, Executive Vice President – Chief Merchandising Officer	2015 2014 2013	$399,423 383,654 350,000	$	- - 18,341	$399,392 430,320 308,100	$	- - -		$40,248 - 42,796	$40,486 42,038 71,647	$879,549 856,012 790,884
Kathy A. Yearwood, Former Senior Vice President - Controller and Chief Accounting Officer *	2015 2014 2013	$102,981 224,615 214,616		$100,000 - -	$199,708 195,600 154,050	$	- - -	$	- - 13,144	$13,372 19,214 21,197	$416,061 439,429 403,007

*		Ms. Yearwood retired as Senior Vice President – Controller and Chief Accounting Officer effective July 2, 2015.
(1)		Our fiscal year is a 52/53 week year ending on the Saturday closest to January 31. Fiscal years 2015, 2014 and 2013 were each 52-week years.

(2)		For fiscal 2015, the amount for Ms. Yearwood represented a discretionary bonus awarded and paid upon her retirement in July 2015, in recognition of her dedicated service to the Company. For fiscal 2013, the amount for Mr. Scibetta represented a discretionary cash bonus awarded in recognition of his achievements related to our new product initiatives and successfully managing our inventories in a difficult retail environment. The bonus was awarded and paid in fiscal 2014.

(3)

Amounts reflect the aggregate grant date fair value of performance-based restricted stock awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The grant date fair value of each performance-based award was computed based on the target level of performance being achieved, which was the level of performance that was deemed probable on the grant date.

Disclosure of the relevant assumptions related to the valuation of awards is provided in the Notes to the Consolidated Financial Statements as contained in Part II, Item 8 of our Annual Report on Form 10-K for the year ended January 30, 2016.

(4)

Operating Income achieved for fiscal 2015 was $47.2 million, or 7.0% above threshold. Under the provisions of our Executive Incentive Compensation Plan, this achievement entitled Mr. Sifford to receive a bonus of 15.1% of his base salary and Messrs. Jackson, Baker and Scibetta to receive a bonus of 10.1% of each of their respective base salaries for fiscal 2015. See “Compensation Discussion and Analysis – Fiscal 2015 Compensation Decisions – Annual Cash Incentives” for further discussion.

Operating Income achieved for fiscal 2014 was $41.9 million, which did not exceed the established bonus threshold. As a result, no Executive earned a bonus for fiscal 2014.

Operating Income achieved for fiscal 2013 was $44.1 million, which exceeded the established bonus threshold by approximately 9%. Under the provisions of our Executive Incentive Compensation Plan, this achievement entitled Mr. Sifford to receive a bonus of 18.3% of his base salary, Messrs. Jackson, Baker and Scibetta to receive a bonus of 12.2% of each of their respective base salaries and Ms. Yearwood to receive a bonus of 6.1% of her base salary.

(5)

We provide Executives (other than Mr. Weaver) with health and welfare programs, a 401(k) retirement plan, and employee benefit plans, programs and arrangements generally available to all employees. We also provide Executives (other than Mr. Weaver) with other executive benefit programs and perquisites. Perquisites and personal benefits received by the Executives in fiscal 2015 included:

•          Reimbursements under our Executive medical plan, except for Mr. Weaver;

•          The cost of the Executive’s leased automobile or an automobile allowance, except for Mr. Weaver and Ms. Yearwood; and

•          For Mr. Sifford, limited personal utilization of the Company-provided aircraft, which value is based on incremental cost of utilization.

In fiscal 2015, one Executive received an individual perquisite in excess of $25,000. For Mr. Sifford, the incremental cost for his utilization of the Company-provided aircraft totaled $77,955.

The amounts in this column for fiscal 2015 also include matching contributions made by us under our 401(k) and deferred compensation plans, the discount on the Executive’s purchases under the Employee Stock Purchase Plan, premiums on the Executive’s life and long-term disability insurance and cash dividends paid to our Executives on the shares of non-vested restricted stock that they held on the record date for each such dividend, which cash dividends were subject to applicable federal, state and local income tax withholdings. These amounts are detailed in the following table.

	401(k) Match	Deferred Compensation Plan Match	Discount under the Employee Stock Purchase Plan	Life Insurance Premiums	Long-term Disability Insurance Premiums	Cash Dividends on Non-Vested Restricted Stock
Clifton E. Sifford	$4,900	$23,572	$882	$594	$1,000	$16,422
J. Wayne Weaver	$-	$-	$-	$-	$-	$-
W. Kerry Jackson	$5,316	$21,158	$-	$594	$1,000	$14,969
Timothy T. Baker	$4,900	$20,572	$882	$594	$1,000	$12,087
Carl N. Scibetta	$5,452	$16,549	$-	$594	$1,000	$792
Kathy A. Yearwood	$3,895	$4,119	$882	$288	$281	$615

Grants of Plan-Based Awards

The following table sets forth information with respect to the non-equity and equity grants of plan-based awards made during the last fiscal year to each Executive.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)		Grant Date Fair Value of Stock and Option Awards (3)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Clifton E. Sifford	03/16/15				-	30,868	-	$748,858
	03/16/15	$-	$460,000	$718,750
J. Wayne Weaver	-	$-	$-	$-	-	-	-	$-
W. Kerry Jackson	03/16/15				-	20,579	-	$499,247
	03/16/15	$-	$312,000	$520,000
Timothy T. Baker	03/16/15				-	16,463	-	$399,392
	03/16/15	$-	$300.000	$500,000
Carl N. Scibetta	03/16/15				-	16,463	-	$399,392
	03/16/15	$-	$240,000	$400,000
Kathy A. Yearwood	03/16/15				-	8,232	-	$199,708
	03/16/15	$-	$90,000	$135,000

(1)	Represents the amount each Executive could have earned based upon the attainment of various target levels of Operating Income under the Executive Incentive Compensation Plan. The material terms of the Executives' bonus awards under the Executive Incentive Compensation Plan are described in the section “Compensation Discussion and Analysis - Fiscal 2015 Compensation Decisions - Annual Cash Incentives.” In fiscal 2015, our pre-bonus Operating Income was $47.2 million, or 7.0% above threshold, which resulted in each of our eligible Executives earning a bonus under our Executive Incentive Compensation Plan for fiscal 2015.

(2)

Represents shares of performance-based restricted stock granted to the Executives on March 16, 2015 under the 2000 Stock Plan. The material terms of these restricted stock grants are described in the section “Compensation Discussion and Analysis - Fiscal 2015 Compensation Decisions - Long-Term Equity Based Incentives.”

Under the terms of the 2000 Stock Plan, Ms. Yearwood’s retirement in July 2015 resulted in her forfeiture of the 8,232 shares of performance-based restricted stock granted to her on March 16, 2015.

(3)	The grant date fair value assigned to these shares was calculated using the closing market price of our common stock on the grant date, which was $24.26.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the outstanding equity awards for each Executive at the most recent fiscal year ended January 30, 2016.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
Clifton E. Sifford
	03/15/11			22,500	$521,775
	03/19/12			8,500	$197,115
	10/27/12	33,400	$774,546
	03/27/13			30,000	$695,700
	03/27/14			30,000	$695,700
	03/16/15			30,868	$715,829
J. Wayne Weaver		-	$-	-	$-
W. Kerry Jackson
	03/15/11			21,000	$486,990
	03/19/12			8,500	$197,115
	10/27/12	29,200	$677,148
	03/27/13			20,000	$463,800
	03/17/14			20,000	$463,800
	03/16/15			20,579	$477,227
Timothy T. Baker
	03/15/11			18,000	$417,420
	03/19/12			8,500	$197,115
	10/27/12	20,900	$484,671
	03/27/13			15,000	$347,850
	03/17/14			16,500	$382,635
	03/16/15			16,463	$381,777
Carl N. Scibetta
	03/27/13			15,000	$347,850
	03/17/14			16,500	$382,635
	03/16/15			16,463	$381,777

(1)			On October 17, 2012, the Compensation Committee granted Messrs. Sifford, Jackson and Baker shares of service-based restricted stock, effective October 27, 2012. These shares will vest in full on October 27, 2017, provided the Executive maintains continuous service with us through such date.
(2)			The value of the shares that have not vested was computed utilizing $23.19, the closing price of our common stock on Friday, January 29, 2016.
(3)

•    On March 15, 2011, 202,500 shares of restricted stock were awarded under the 2000 Stock Plan and of these restricted shares, 99,000 were awarded to the Executives and the balance was awarded to other key employees. One-third of these restricted shares vest upon the attainment of each of three different levels of annual earnings per diluted share. All shares of this award have yet to vest. Any restricted shares that are unvested after six years will be forfeited and returned to us.

•    On March 19, 2012, 240,000 shares of restricted stock were awarded under the 2000 Stock Plan and of these restricted shares, 122,250 were awarded to the Executives and the balance was awarded to other key employees. One-third of these restricted shares vest upon the attainment of each of three different levels of annual earnings per diluted share. Annual earnings per share achieved for fiscal 2012 resulted in the vesting of two-thirds of the shares on March 31, 2013. Any restricted shares that are unvested after six years will be forfeited and returned to us.

•    On March 27, 2013, 205,000 shares of restricted stock were awarded under the 2000 Stock Plan and of these restricted shares, 87,500 were awarded to the Executives and the balance was awarded to other key employees. One-third of these restricted shares vest upon the attainment of each of three different levels of annual earnings per diluted share. All shares of this award have yet to vest. Any restricted shares that are unvested after six years will be forfeited and returned to us.

•    On March 17, 2014, 191,300 shares of restricted stock were awarded under the 2000 Stock Plan and of these restricted shares, 157,704 were performance-based and 33,596 were service-based. The Executives were awarded 90,500 shares of the performance-based restricted stock and the balance of the restricted stock was awarded to other key employees. One-third of the performance-based restricted shares vest upon the attainment of each of three different levels of annual earnings per diluted share. All shares of this award have yet to vest. Any performance-based restricted shares that are unvested after six years will be forfeited and returned to us.

•    On March 16, 2015, 191,389 shares of restricted stock were awarded under the 2000 Stock Plan and of these restricted shares, 158,461 were performance-based and 32,928 were service-based. The Executives were awarded 92,605 shares of the performance-based restricted stock and the balance of the restricted stock was awarded to other key employees. One-third of the performance-based restricted shares vest upon the attainment of each of three different levels of annual earnings per diluted share. All shares of this award have yet to vest. Any performance-based restricted shares that are unvested after six years will be forfeited and returned to us.

•    Under the terms of the 2000 Stock Plan, Ms. Yearwood’s retirement in July 2015 resulted in her forfeiture of the 33,482 shares of non-vested restricted stock previously granted to her.

Option Exercises and Stock Vested in Fiscal 2015

The following table sets forth for each Executive information with respect to the value realized upon the exercise of options or the vesting of stock during the fiscal year ended January 30, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Clifton E. Sifford	-	$-	-	$-
J. Wayne Weaver	-	$-	-	$-
W. Kerry Jackson	-	$-	-	$-
Timothy T. Baker	-	$-	-	$-
Carl N. Scibetta	-	$-	4,167	$93,132
Kathy A. Yearwood	-	$-	-	$-

(1)		Amount was calculated by multiplying the number of shares vesting by the closing price of our common stock on the last trading day preceding the vesting date.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding grants and shares available for grant under our existing equity compensation plans including our 2000 Stock Plan and the Employee Stock Purchase Plan. All information is as of January 30, 2016.

Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders (1)	7,000	$7.63	673,575	(2)
Equity compensation plans not approved by security holders (3)	-	$-	-
Total	7,000	$7.63	673,575

(1)	Includes the 2000 Stock Plan and the Employee Stock Purchase Plan.

(2)	Includes 569,575 shares available for future issuance as stock options or restricted stock under the 2000 Stock Plan and 104,000 shares available for future issuance under the Employee Stock Purchase Plan.

(3)	We do not maintain any equity compensation plans that have not been approved by our shareholders.

Equity Based Compensation – Narrative Discussion

Our Board and shareholders approved the 2000 Stock Plan, effective June 8, 2000. Subsequent to its initial approval, the following amendments have been made:

•	The 2000 Stock Plan initially reserved 1,000,000 shares of our common stock for stock option and restricted stock grants, and on June 11, 2004, the 2000 Stock Plan was amended to increase the number of shares reserved for issuance to 1,500,000 (subject to adjustment for subsequent stock splits, stock dividends and certain other changes in the common stock).

•	On June 14, 2005, the 2000 Stock Plan was amended to include our non-employee directors as individuals eligible to receive awards; to stipulate that the exercise price of all options granted may not be less than the fair market value of our common stock on the date that the option is granted; and to delete the provision permitting loans to participants.

•	On June 12, 2008, the 2000 Stock Plan was further amended to increase the number of shares of our common stock reserved for issuance from 1,500,000 to 2,000,000 and to extend the term of the plan until the later of ten years from the date of adoption of the plan by our shareholders or the approval of any amendment of the plan by our shareholders.

•	On October 8, 2008, the Board adopted and approved an amendment to the 2000 Stock Plan to modify the change in control provisions and to provide that upon a change in control, any shares of restricted stock, including restricted stock intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, will become fully vested in the participants.

•	On December 9, 2010, the 2000 Stock Plan was further amended by the Board to modify the definition of a change in control.

•	Pursuant to the provisions of the 2000 Stock Plan, in connection with, and to give effect to, the three-for-two stock split of the shares of our common stock, which was effected in the form of a stock dividend during April 2012, the Compensation Committee adjusted (1) the total number of shares of our common stock reserved and available for issuance under the 2000 Stock Plan from 2,000,000 to 3,000,000 and (2) the total number of shares which may be granted to a participant in any calendar year under all forms of awards under the 2000 Stock Plan from 300,000 to 450,000.

•	On June 14, 2012, the 2000 Stock Plan was amended to increase the number of shares reserved for issuance from 3,000,000 to 3,900,000 (subject to adjustment for subsequent stock splits, stock dividends and certain other changes in the common stock). The 2000 Stock Plan was also amended to modify the definition of a change in control and revise the provision governing the payment of dividends on shares of restricted stock.

•	On March 17, 2015, the Board adopted and approved an amendment to the 2000 Stock Plan to provide that participants receiving awards under the plan must adhere to certain confidentiality and non-solicitation terms set forth in the plan. If a participant violates any of the confidentiality and non-solicitation terms set forth in the 2000 Stock Plan or otherwise, any unvested restricted stock or unexercised options will automatically be forfeited and cancelled, and we have the sole discretion to claw back any value received by the participant from any restricted stock that vested or any options that were exercised within one year of the time of the violation.

The Compensation Committee administers and grants incentive awards under the 2000 Stock Plan. The 2000 Stock Plan provides for the grant to our officers, other key employees, and non-employee directors of incentive awards in the form of stock options or restricted stock. Stock options granted under the plan may be either options intended to qualify for federal income tax purposes as “incentive stock options” or options not qualifying for favorable tax treatment (“nonqualified stock options”).

Nonqualified Deferred Compensation

The following table sets forth, for each Executive, information on the nonqualified deferred compensation plan with respect to deferrals, our match, earnings and distributions made during fiscal 2015 along with the ending account balance at January 30, 2016.

	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals and Distributions	Aggregate Balance at Last Fiscal Year End
Clifton E. Sifford	$125,000	$23,572	$(3,062)	$-	$1,438,026
J. Wayne Weaver	$-	$-	$-	$-	$-
W. Kerry Jackson	$150,319	$21,158	$10,041	$-	$1,089,209
Timothy T. Baker	$99,996	$20,572	$(65,547)	$-	$1,426,358
Carl N. Scibetta	$33,098	$16,549	$(5,526)	$-	$154,073
Kathy A. Yearwood	$8,238	$4,119	$5,512	$(591,869)	$9,821

(1)	These amounts deferred are included in the Summary Compensation Table in the Salary column for fiscal 2015.

(2)	The amounts are included in the All Other Compensation column in the Summary Compensation Table for fiscal 2015.

(3)	The amounts shown in this column are not reported as compensation in the Summary Compensation Table, as they do not represent above-market or preferential earnings on deferred compensation.

Non-Equity Based Compensation – Narrative Discussion

The Pension Benefits Table has been excluded, as we do not have a defined benefit plan. On February 24, 1994, our Board approved the Shoe Carnival Retirement Savings Plan. The primary savings mechanism is a 401(k) plan. Further information regarding the Shoe Carnival Retirement Savings Plan can be found in Note 9 of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended January 30, 2016.

In fiscal 2000, we established a nonqualified deferred compensation plan for highly compensated employees who, due to Internal Revenue Service limitations, cannot defer an adequate level of replacement income for their retirement planning.

Features of the plan include:

•	On a calendar year basis, participants elect to defer, on a pre-tax basis, a specific portion of their base salary and/or bonus earned up to a maximum of $150,000 per calendar year.

•	Deferrals on a participant’s bonus are credited to the plan year in which the bonus was earned, which, in most cases, is the plan year preceding the year in which the bonus was paid. As a result, the amounts included in the “Executive Contributions in Last Fiscal Year” column in the Nonqualified Deferred Compensation table may exceed the maximum deferral amount per calendar year described in the preceding bullet point.

•	The compensation deferred under this plan is credited with earnings or losses on a daily basis and measured by the rate of return on investments elected by plan participants similar to those available under our 401(k) plan. These services are provided by a third-party provider.

•	While not required to, we can match a portion of the participant’s contributions, which are then subject to immediate, one or two year vesting requirements depending on the length of service of the participant.

•	Benefits are paid out upon death, disability, retirement, financial hardship or termination of employment based on each participant’s pre-selected payout schedule.

•	Designated future in-service distributions may be taken two years after the year of deferral and must be requested at a minimum of two years in advance. The amount of the distribution is restricted to the maximum of the actual deferral amount and vested employer match if elected for the specific year, adjusted by any investment gain or loss.

•	The plan is currently unfunded.

Termination and Change in Control Arrangements

Clifton Sifford, Kerry Jackson, Timothy Baker and Carl Scibetta

On December 11, 2008, we entered into Amended and Restated Employment and Noncompetition Agreements with Clifton Sifford, Kerry Jackson and Timothy Baker. The Agreements amended and restated similar agreements entered into with these individuals as of December 31, 2006. On December 4, 2012, we entered into an Employment and Noncompetition Agreement with Carl Scibetta.  Mr. Scibetta’s agreement is similar in form and content, except that it does not include any tax gross-up provisions.  These documents hereinafter are referred to collectively as the “Agreements."

The terms of the Agreements are through January 31, 2017 (such terms, including any extension, are referred to as the “Terms”). The Agreements are subject to early termination as provided in the Agreements. The Agreements shall be renewed automatically for successive terms of one year each unless either party provides written notice of non-renewal to the other party not more than 90 days and not less than 30 days before the end of the then current Term. No such notification was given by any party prior to January 31, 2016.

The Agreements provide for an annual base salary and entitle Messrs. Sifford, Jackson, Baker and Scibetta to participate in our Executive Incentive Compensation Plan, and in any successor plan adopted by us from time to time. Such Executives are also entitled to participate in any and all welfare and health benefit plans and other employee benefit plans. Under each of the Agreements, employment will terminate upon death, and may be terminated by us upon the disability of such Executive, or by us for cause or without cause. Each such Executive may terminate employment voluntarily or with good reason.

Under the Agreements, “cause” is defined as any one or more of the following actions by the respective Executive:

•	conviction for a felony or other crime involving moral turpitude;
•	engaging in illegal conduct or gross misconduct which is injurious to us;
•	engaging in any fraudulent or dishonest conduct in their dealings with, or on behalf of, us;
•	failure or refusal to follow the lawful and reasonable instructions of our Chief Executive Officer, President, or other executive officer to whom each Executive reports, and for Mr. Sifford our Board, if such failure or refusal continues for a period of 10 days after we deliver to such Executive a written notice stating the instructions which such Executive has failed or refused to follow;
•	material breach of any of his obligations under the Agreement;
•	material breach of our policies;
•	use of alcohol or drugs which interferes with the performance of his duties for us or which compromises our integrity or reputation; or
•	engaging in any conduct tending to bring us into public disgrace or disrepute.

In addition, “good reason” is defined as the occurrence, without the Executive's written consent, of a material reduction by us in the Executive's base salary.

The following tables set forth the estimated payout each such Executive would receive from us under each of the specific triggering events and assumes that the triggering event took place on January 30, 2016, the last day of our most recently completed fiscal year.

Clifton Sifford

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$-	$316,300	$-	$-
Cash severance (2)	-	862,500	-	1,782,500
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	36,800	-	36,800
Restricted stock, accelerated vesting (5) (6)	505,004	-	-	3,600,700
Excise tax, including gross up (7)	-	-	-	2,191,144
Total	$505,004	$1,215,600	$-	$7,613,644

Kerry Jackson

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$-	$286,000	$-	$-
Cash severance (2)	-	780,000	-	1,612,000
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	36,800	-	36,800
Restricted stock, accelerated vesting (5) (6)	441,500	-	-	2,766,100
Excise tax, including gross up (7)	-	-	-	1,707,080
Total	$441,500	$1,102,800	$-	$6,124,480

Timothy Baker

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$-	$275,000	$-	$-
Cash severance (2)	-	750,000	-	1,550,000
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	36,800	-	36,800
Restricted stock, accelerated vesting (5) (6)	316,005	-	-	2,211,500
Excise tax, including gross up (7)	-	-	-	1,442,855
Total	$316,005	$1,061,800	$-	$5,243,655

Carl Scibetta

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$-	$220,000	$-	$-
Cash severance (2)	-	600,000	-	1,240,000
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	36,800	-	36,800
Restricted stock, accelerated vesting (5) (6)	-	-	-	1,112,262
Total	$-	$856,800	$-	$2,391,562

(1)	The bonus for year of separation would be paid in a lump sum within 30 days of termination in an amount equal to 55% of each Executive's current base salary for the fiscal year in which the termination occurs, multiplied by a fraction, the numerator of which is the number of days elapsed in such fiscal year through the termination date and the denominator of which is 365. In this table, the annual base salary is equivalent to the Executive's base salary as of January 30, 2016.

(2)	The cash severance for termination without cause or by employee for good reason would be paid in a lump sum within 30 days of termination in an amount equal to 150% of each Executive’s current base salary for the fiscal year in which the termination occurs. If within two years following a change in control, the Executive is terminated without cause or he terminates for good reason (a “qualifying termination”), a lump sum cash severance would be paid within 30 days of termination in an amount equal to 310% of each Executive’s current base salary for the fiscal year in which the qualifying termination occurs. In this table, the annual base salary is equivalent to the Executive's base salary as of January 30, 2016.

(3)	We will provide out-placement services at a cost not to exceed $2,500 in the event of a qualifying termination following a change in control.

(4)

Upon a termination without cause, by employee for good reason or a qualifying termination following a change in control, each Executive would be paid in a lump sum within 30 days of termination an amount equal to 18 times the monthly COBRA premium rate. Messrs. Sifford, Jackson and Baker also would be paid in a lump sum within 30 days of termination an amount equal to any additional state and federal taxes each will incur as a result of the lump sum payment. Mr. Scibetta’s Agreement does not include a provision for reimbursement of taxes.

(5)	The 2000 Stock Plan, under which our restricted stock was issued, includes a provision that upon death or disability, each Executive would be entitled to a ratable portion of their service-based restricted stock awards based on the period of service completed as of the termination date as a percentage of the total vesting period. In this example, the value was calculated by taking the number of unvested shares of service-based restricted stock held by each Executive on January 30, 2016, multiplied by a fraction, the numerator of which is the number of days elapsed between the effective date of the grant and January 30, 2016 and the denominator of which is the number of days in the vesting period. The results were then multiplied by $23.19, the closing price of our common stock on January 29, 2016.

(6)	The 2000 Stock Plan, under which our restricted stock was issued, includes a provision providing for the immediate vesting of any currently unvested shares of restricted stock, including restricted stock intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code upon a change in control. In this example, the value was calculated by multiplying $23.19, the closing price of our common stock on January 29, 2016, by the number of unvested shares of restricted stock held by each Executive on January 30, 2016.

(7)

If any payment under the Agreements would be subject to the excise tax under Section 4999 of the Internal Revenue Code, Messrs. Sifford, Jackson and Baker would be entitled to receive additional compensation from us to cover the excise taxes, interest and penalties (if applicable) and other taxes arising from the additional compensation. In this example, Messrs. Sifford, Jackson and Baker would have qualified to receive additional compensation from us to cover excise taxes at January 30, 2016. The taxes have been computed in accordance with Section 280G of the Internal Revenue Code. Mr. Scibetta’s Agreement does not include a provision for additional compensation to cover such taxes, interest and penalties.

Other factors material to the Agreements and the 2000 Stock Plan are as follows:

•	The benefits granted to each Executive under the Agreements and the 2000 Stock Plan are subject to certain employment and post-employment conditions. This includes, but is not limited to, the agreement by each Executive not to contribute his knowledge and abilities to any business or entity in competition with us for a period of one year following termination of the Executive’s employment under the Agreements and to adhere to certain confidentiality terms and a one-year non-solicitation provision under the 2000 Stock Plan.
•	Notwithstanding any other provision of the Agreements, upon termination of employment for any reason, the Executive shall be entitled to receive all base salary earned but unpaid and all other payments and benefits accrued before the termination date.

Kathy A. Yearwood

On February 9, 2015, Ms. Yearwood notified us, per the terms of her Agreement, of her intention to retire from the Company and resign from her positions as Senior Vice President - Controller and Chief Accounting Officer effective July 2, 2015. The following occurred in connection with her retirement:

•	Under her Employment and Noncompetition Agreement, Ms. Yearwood was subject to certain post-employment conditions. This includes the agreement by Ms. Yearwood not to contribute her knowledge and abilities to any business or entity in competition with us for a period of one year following termination of her employment.
•	Under the terms of the 2000 Stock Plan, Ms. Yearwood’s retirement resulted in the forfeiture of 33,482 shares of unvested restricted stock, including the 8,232 shares of unvested restricted stock she was granted in fiscal 2015.
•	Ms. Yearwood was awarded a discretionary bonus of $100,000 upon her retirement in recognition of her dedicated service to the Company.

J. Wayne Weaver

On January 15, 1993, we entered into a noncompetition agreement with J. Wayne Weaver. As long as Mr. Weaver is our executive officer or director, he may not engage directly or indirectly through any other company or entity in the retail shoe business without the prior approval of our Audit Committee. Effective February 1, 1993, Mr. Weaver became our employee at an annual salary of $300,000 and is reimbursed for all travel expenses related to performing his duties as Chairman of the Board. Although Mr. Weaver will continue to be involved in other business activities and will not devote his full time to the Company, he will devote such time to the Company as he deems necessary or appropriate to perform his duties as Chairman of the Board.

Compensation of Non-Employee Directors

Our non-employee directors receive a combination of equity and cash compensation for their services. For fiscal 2015, each non-employee director received an annual cash retainer of $45,000. For fiscal 2015, Mr. Gerstel and Ms. Guthrie received a pro rata portion of the annual cash retainer paid to non-employee directors. The Committee chairs received an additional annual retainer as follows: $15,000 for the Audit Committee and $7,500 each for the Compensation Committee and the Nominating and Corporate Governance Committee. Our Lead Director received additional annual compensation of $3,000. All amounts paid to our non-employee directors are to be paid quarterly in arrears. No separate fees were paid to our non-employee directors for attendance at Board or Committee meetings. Each year, our non-employee directors also receive restricted shares valued at $45,000 as of the date of grant under the 2000 Stock Plan. These restricted shares are generally granted on the date of the annual meeting of shareholders. The restrictions on the shares will lapse on January 2nd of the year following the year in which the grant was made. All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board, which is consistent with past practice. No director who is our officer or employee receives compensation for services rendered as a director.

The following table sets forth information with respect to non-employee director compensation paid during the fiscal year ended January 30, 2016.

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	All Other Compensation (3)	Total
James A. Aschleman	$52,500	$45,004	$211	$97,715
Jeffrey C. Gerstel	$13,223	$33,004	$86	$46,313
Andrea R. Guthrie	$13,223	$33,004	$86	$46,313
Kent A. Kleeberger	$60,000	$45,004	$211	$105,215
Gerald W. Schoor (4)	$55,500	$45,004	$211	$100,715
Joseph W. Wood	$45,000	$45,004	$211	$90,215

(1)	Information on our non-employee directors can be found in “Proposal No. 1 Election of Directors - Nominee and Director Information” as well as in the section “Information Regarding the Board of Directors and Committees.”

(2)	Amounts reflect the aggregate grant date fair value of restricted stock awards computed in accordance with ASC 718. Disclosure of the relevant assumptions related to the valuation of awards is provided in the Notes to the Consolidated Financial Statements as contained in Part II, Item 8 of our Annual Report on Form 10-K for the year ended January 30, 2016.
(3)	The amounts in this column represent cash dividends paid to our non-employee directors on the shares of non-vested restricted stock that they held on the record date for each such dividend.
(4)	On March 15, 2016, Gerald W. Schoor retired, effective immediately, from the Board of Directors of the Company for personal reasons. Mr. Schoor had served as a director since 1993 and had served as our Lead Director as well as the Chairman of the Compensation Committee of our Board of Directors during fiscal 2015. Mr. Schoor was also a member of our Audit Committee and Nominating and Corporate Governance Committee during fiscal 2015. Mr. Schoor’s retirement was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

The Board adopted, and the shareholders approved on June 14, 2005, amendments to the 2000 Stock Plan to allow non-employee directors to participate. Messrs. Schoor, Aschleman, Kleeberger and Wood were each awarded 1,620 shares of restricted stock under the 2000 Stock Plan on June 11, 2015, with a grant date fair value of $45,004 based on the closing market price of our common stock on that day. On September 15, 2015, the date of their appointment to the Board, Mr. Gerstel and Ms. Guthrie were each awarded 1,317 shares of restricted stock with a grant date fair value of $33,004 based on the closing market price of our common stock on that day, which represented a pro rata portion of the value of the annual restricted stock award granted to non-employee directors. The restrictions on all of these shares lapsed on January 2, 2016. At January 30, 2016, no additional shares of restricted stock and no stock options were held by any of the non-employee directors.

The compensation paid during the fiscal year ended January 30, 2016 to our President, Chief Executive Officer and director, Clifton E. Sifford, and our Chairman of the Board, J. Wayne Weaver, is included in the Summary Compensation Table.

Stock Ownership Guidelines for Directors

Under our stock ownership guidelines, which were adopted by our Board effective in June 2013, our non-employee directors are required to own shares valued at three times their annual Board cash retainer and have until the later of June 13, 2018 or five years from the date of the appointment or election to meet the minimum stock ownership requirements. For the purposes of these guidelines, shares directly owned without any restrictions and shares owned directly by members of a non-employee director’s immediate family who share the same household or any trust for the benefit of a non-employee director’s immediate family members count towards ownership.

The value of stock holdings are determined based on the higher of the closing price of our common stock on the day prior to the valuation determination, or the average daily closing price of our common stock during the five-year period ending on the date of the valuation determination. The Compensation Committee is responsible for monitoring the application of the stock ownership guidelines and reviewed the current ownership valuation for each of our non-employee directors at its March 2016 meeting. Of our current non-employee directors, Messrs. Aschleman, Kleeberger and Wood each have met their ownership requirements. As a result, in accordance with the guidelines, their ownership will not be reassessed unless and until the annual Board cash retainer is increased or they sell, transfer or otherwise dispose of shares that previously counted towards the ownership requirements.

We believe the adoption of stock ownership guidelines further serves to align the interests of our non-employee directors with those of our shareholders.

PROPOSAL NO. 3
APPROVAL OF THE SHOE CARNIVAL, INC.
2016 EXECUTIVE INCENTIVE COMPENSATION PLAN

On March 15, 2016, our Board of Directors adopted the Shoe Carnival, Inc. 2016 Executive Incentive Compensation Plan (the “2016 Plan”), and directed that the 2016 Plan be submitted to our shareholders for consideration at the annual meeting.

The purpose of the 2016 Plan is to promote the success of the Company by providing bonus incentives that qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code to our participating executives. Compensation that qualifies as “performance-based compensation” under Section 162(m) is deductible for tax purposes regardless of the total amount of compensation paid to our executives. Other compensation paid to certain of our executives may not be deducted in excess of $1 million per year. In order for incentive payments under the 2016 Plan to qualify as “performance-based compensation” under Section 162(m), among other things, we must submit the material terms of the 2016 Plan for shareholder approval at this annual meeting.

The following is a summary of the principal features of the 2016 Plan and is qualified in its entirety by reference to the complete text of the 2016 Plan, as set forth as Appendix A to this proxy statement. Shareholders are urged to read the actual text of the 2016 Plan as set forth in Appendix A.

Administration

The 2016 Plan will be administered by the Compensation Committee (the “Committee”), which consists of at least three members of the Board of Directors, each of whom are not eligible to participate in the 2016 Plan and are “outside directors” within the meaning of Section 162(m). The Committee has the authority to construe and interpret the 2016 Plan, except as otherwise provided in the 2016 Plan, and may adopt rules and regulations governing the administration thereof.

Eligibility and Performance Criteria

The Committee in its sole discretion determines our executives (the “Participants”) eligible for bonus awards and, subject to the terms of the 2016 Plan, the amount of such bonuses. Under the 2016 Plan, the Committee will establish and administer performance targets for performance periods pursuant to which eligible executives may receive designated bonus compensation. Performance targets may be based on one or more of the following business criteria (each as defined in the 2016 Plan): Annual Return to Shareholders, Net Income, Net Income before Nonrecurring Items, Net Sales, Operating Income, Return on Assets, Return on Equity, EPS, EBITDA, EBITDA before Nonrecurring Items, Comparable Store Sales, Average Sales Per Square Foot or Average Sales Per Square Foot for New Stores. Each of the foregoing business criteria may also be calculated before bonus expense for the fiscal year and/or before any store closing costs and impairment charges recognized in the fiscal year. The specific performance targets with respect to the business criteria must be established by the Committee in advance of the deadlines applicable under Section 162(m) and while the performance relating to the performance targets remains substantially uncertain within the meaning of Section 162(m). In addition to the specified performance criteria, the Committee is also authorized to establish other conditions and terms of payment of bonuses as it deems appropriate.

The performance period under the 2016 Plan may be any fiscal year or years commencing on or after January 31, 2016 and ending no later than January 30, 2021 with respect to which the performance targets are set by the Committee.

Bonus Amounts and Payments

Concurrently with the selection of performance targets and subject to the provisions of the 2016 Plan, the Committee shall establish an objective formula or standard for calculating the maximum amount of bonus payable to each Participant. Each Participant may receive a bonus if and only if the performance targets established by the Committee are attained. Notwithstanding the fact that the performance targets established by the Committee have been met, we may pay a bonus of less than the amount determined by the objective formula or standard established by the Committee or may pay no bonus at all, unless the Committee otherwise expressly provides by written contract or other written commitment.

No Participant shall receive a bonus under the 2016 Plan for any fiscal year in excess of $2,000,000 or, if less, 200% of his or her Base Salary (as defined in the 2016 Plan), and no Participant shall receive aggregate bonuses under the 2016 Plan in excess of $10 million. In addition, no Participant shall receive any payment under the 2016 Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the 2016 Plan and that the performance targets and any other material terms previously established by the Committee or set forth in the 2016 Plan were in fact satisfied.

Any bonuses granted by the Committee under the 2016 Plan will be paid in a single annual payment as soon as practicable following the later of the end of the applicable fiscal year and the Committee’s written certification of its determinations, but in no event less than 2 ½ months following the last day of such fiscal year. Any such payment shall be in cash or cash equivalents, subject to applicable withholding requirements.

To be entitled to a bonus payment under the 2016 Plan for any fiscal year, the Participant must remain employed by us through the payment date of the bonus for such fiscal year. If, however, the Participant leaves employment with us prior to the payment date for such fiscal year due to voluntary retirement on or after age 60, disability or death, the Participant will remain eligible for a bonus payment for any fiscal year that had been completed prior to the Participant leaving employment, to the extent the Committee determines that the Participant is otherwise entitled to a bonus for such fiscal year. Any such bonus will be paid as set forth above.

Modification of the 2016 Plan

The 2016 Plan may from time to time be amended, suspended or terminated, in whole or in part, by our Board of Directors or the Committee, but no amendment will be effective without Board and/or shareholder approval if such approval is necessary to comply with the applicable rules under Section 162(m). In addition, no amendment, suspension or termination of the 2016 Plan shall in any manner affect any bonus previously awarded pursuant to the 2016 Plan without the consent of the Participant to whom the bonus was granted.

Program Benefits

Because the exact Participants under the 2016 Plan are to be determined from time to time by the Committee, in its discretion, the precise number, name or positions of persons who will receive bonuses or the amount of such bonuses is not determinable at this time. However, Messrs. Sifford, Jackson, Baker and Scibetta have been selected as Participants for fiscal 2016, and it is contemplated that at least those executives will be selected as Participants on an annual basis going forward. In addition, 18 other officers have been selected as Participants for fiscal 2016. The Committee has selected Operating Income before bonus expense as the business criteria for fiscal 2016 bonuses payable in 2017. As Chief Executive Officer, Mr. Sifford’s bonus target is 80% of his base salary but he can earn up to 125% of his salary if all performance targets are met. The bonus target for each of Messrs. Jackson, Baker and Scibetta is 60% of their respective base salary but they can earn up to 100% of their respective base salary if all performance targets are met. The bonus targets for other Participants range from 25% to 40% of their base salary at target to 35% to 60% of their base salary if all performance targets are met.

Mr. Weaver was not chosen as a Participant under the 2016 Plan for fiscal 2016, and it is not anticipated that he will be a Participant under the 2016 Plan in future years. Our non-employee directors are not eligible to be Participants under the 2016 Plan.

U.S. Federal Income Tax Considerations

We generally will be entitled to a tax deduction for bonus awards under the 2016 Plan only to the extent that the executives recognize ordinary income from the bonus award. Section 162(m) of the Internal Revenue Code contains special rules regarding the federal income tax deductibility of compensation paid to our Chief Executive Officer and to each of our other three most highly compensated executive officers (other than our Chief Financial Officer). The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000 or it qualifies as “performance-based compensation” under Section 162(m). The 2016 Plan is intended to comply with Section 162(m). Our goal in this regard is to enable us to make bonus payments under the 2016 Plan to Participants who are or may be one of these specified executives that can qualify as performance-based compensation and enable us to claim a federal income tax deduction for the full amount of any such bonus payment.

Board Recommendation

Our Board of Directors recommends that our shareholders vote in favor of the approval of the 2016 Plan so as to take advantage of the benefits of Section 162(m) of the Internal Revenue Code. Our Compensation Committee has not adopted a policy that all compensation paid must be tax-deductible and qualified under Section 162(m). If we cannot deduct incentive compensation from our taxes, it will increase the cost of incentive payouts to us and thus to our shareholders through reduced net income.

The Board of Directors recommends a vote FOR the approval of the Shoe Carnival, Inc. 2016 Executive Incentive Compensation Plan

PROPOSAL NO. 4

RATIFICATION OF OUR independent

registered public accounting firm

The ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for fiscal 2016 is recommended by the Audit Committee and will be submitted to a vote at the meeting in order to permit our shareholders to express their approval or disapproval. In the event of a negative vote, a selection of another independent registered public accounting firm may be made by the Audit Committee. A representative of Deloitte is expected to be present at the meeting, will be given an opportunity to make a statement if desired and will respond to appropriate questions. Notwithstanding approval by our shareholders, the Audit Committee reserves the right to replace the independent registered public accounting firm at any time.

The Board and the Audit Committee recommend a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2016.

AUDIT COMMITTEE MATTERS

Principal Accountant Fees and Services

The following represents fees for professional audit services rendered by Deloitte for the audit of our financial statements for fiscal 2015 and 2014 and fees billed for other services rendered by Deloitte.

	Fiscal Year
Fee Category	2015	2014
Audit fees (1)	$524,400	$500,000
Audit-related fees (2)	$15,100	$14,500
Tax-related fees	$0	$0
All other fees	$0	$0

(1)	Audit fees consist of fees relating to the audit of our annual financial statements and the reviews of the financial statements filed on Form 10-Q, and fees for professional services rendered for the audit of the effectiveness of our internal control over financial reporting.

(2)	Audit-related fees consist of fees related to employee benefit plan audits.

Audit Committee Pre-Approval Policy

The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services, the Audit Committee is informed of each service and the pre-approval is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In addition, the Chairman of the Audit Committee may act to pre-approve services in interim periods and request ratification by the full Audit Committee at the next regularly scheduled committee meeting.

For fiscal 2015, all non-audit services included above were pre-approved. The aggregate amount of all such non-audit services constituted approximately 2.8% of the total amount of fees paid by us to Deloitte.

Report of the Audit Committee

Management of the Company is responsible for the financial reporting process, including the system of internal control over financial reporting, and for the preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States. The Company's independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for performing the audit of the Company's consolidated financial statements and expressing an opinion on those statements, as well as auditing the effectiveness of the Company's internal control over financial reporting. The Audit Committee is responsible for oversight of all aspects of the Company's financial reporting, internal control over financial reporting and audit processes.

In fulfillment of its responsibilities, the Audit Committee on a regular basis discusses with both management and Deloitte the adequacy and effectiveness of the Company's internal control over financial reporting. The Audit Committee has reviewed and discussed the audited financial statements with the Company's management and Deloitte. In addition, the Audit Committee has discussed with Deloitte all matters required to be discussed with audit committees by the applicable rules of the Public Company Accounting Oversight Board (“PCAOB”). This discussion included certain information relating to Deloitte’s judgments about the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee also has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence from the Company and the Company’s management. In addition, the Audit Committee considered whether Deloitte’s independence would be jeopardized by providing non-audit services to the Company.

Based on the Audit Committee's review and discussions referenced in this report, the Audit Committee recommended to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 2016, as filed with the Securities and Exchange Commission.

Audit Committee
Kent A. Kleeberger (Chair)
James A. Aschleman

Jeffrey C. Gerstel

Joseph W. Wood

Gerald W. Schoor (member through March 15, 2016)

TRANSACTIONS WITH RELATED PERSONS

Conflicts of Interest and Related Person Transaction Policies

Under our Ethics Code, our directors, officers and employees are not permitted to conduct business on our behalf with a member of his or her family, or a business organization with which he or she or a family member has an interest or employment relationship that could be considered significant in terms of potential conflict of interest unless such business dealings have been disclosed to, and approved by, the Audit Committee (in the case of directors or executive officers), the Chief Financial Officer (in the case of officers) or the employee’s department head (in the case of other employees).

Further, under our Audit Committee’s charter, the Audit Committee must review and approve all related person transactions in which any executive officer, director, director nominee or more than 5% shareholder, or any of their immediate family members, has a direct or indirect material interest. The Audit Committee may not approve a related person transaction unless it is in, or not inconsistent with, our best interests and, where applicable, the terms of such transaction are at least as favorable to us as could be obtained from an unrelated party.

During fiscal 2015, there were no transactions in which the Company was or is to be a participant, the amount involved exceeded $120,000 and a related person had or will have a direct or indirect material interest, and no such transactions are currently proposed.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of March 17, 2016, certain information with respect to beneficial ownership of our common stock by each person (or group of affiliated persons) who is known by management to own beneficially more than 5% of our common stock, by each Executive, by each non-employee director and director nominee and by all current directors and executive officers as a group. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name	Note	Number of Shares Beneficially Owned	Percent of Class
J. Wayne Weaver and Delores B. Weaver	(1)	4,999,844	25.2%
Clifton E. Sifford	(2)	247,701	1.3%
W. Kerry Jackson	(3)	148,583	*
Timothy T. Baker	(4)	148,367	*
Carl N. Scibetta	(5)	68,940	*
Kathy A. Yearwood	(6)	27,269	*
James A. Aschleman		6,611	*
Jeffery C. Gerstel		1,317	*
Andrea R. Guthrie		1,317	*
Kent A. Kleeberger		17,165	*
Joseph W. Wood		6,611	*
All current executive officers and directors as a group (10 persons)	(7)	5,646,456	28.5%
Royce & Associates, LLC** 745 Fifth Avenue New York, NY 10151	(8)	2,913,877	14.7%
Dimensional Fund Advisors LP** Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	(9)	1,736,867	8.8%
Hodges Capital Holdings, Inc.** 2905 Maple Avenue Dallas, TX 75201	(10)	1,344,952	6.8%
Wellington Management Group LLP** c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	(11)	1,098,645	5.5%

* Less than 1%
**	Information is based solely on reports filed by such shareholder under Section 13(d) or Section 13(g) of the Exchange Act.

(1)	J. Wayne and Delores B. Weaver are husband and wife. Their address is 7500 East Columbia Street, Evansville, Indiana 47715. Mr. and Mrs. Weaver each individually own 2,499,922 shares.

(2)	Includes 194,275 shares of restricted stock as to which Mr. Sifford has voting but not dispositive power.

(3)	Includes 144,460 shares of restricted stock as to which Mr. Jackson has voting but not dispositive power.

(4)	Includes 115,767 shares of restricted stock as to which Mr. Baker has voting but not dispositive power.

(5)	Represents 68,940 shares of restricted stock as to which Mr. Scibetta has voting but not dispositive power.

(6)	Information is as of July 2, 2015, Ms. Yearwood’s retirement date.

(7)	Includes 523,442 shares of restricted stock as to which the individuals have voting but not dispositive power.

(8)	Royce & Associates, LLC is a registered investment advisor and has sole voting and dispositive power with respect to 2,913,877 shares.

(9)	Dimensional Fund Advisors LP (“Dimensional”) is a registered investment advisor and has sole voting power with respect to 1,674,379 shares and sole dispositive power with respect to 1,736,867 shares. All of the indicated shares are owned by advisory clients of Dimensional, and Dimensional disclaims beneficial ownership of such shares. These Dimensional clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of our common stock held in their respective accounts.

(10)	Hodges Capital Holdings, Inc. (“Hodges Capital”) is a parent holding company or control person. Hodges Capital and Craig D. Hodges share voting power with respect to 1,260,895 of these shares and sole dispositive power with respect to 1,344,952 shares. Subsidiaries of Hodges Capital have the following voting and dispositive power with respect to these shares: First Dallas Securities, Inc. shares dispositive power with respect to 4,890 shares; Hodges Capital Management, Inc. shares voting power with respect to 1,260,895 of these shares and shares dispositive power with respect to 1,340,062 of these shares; Hodges Small Cap Fund shares voting power and dispositive power with respect to 1,160,895 of these shares; and Hodges Small Intrinsic Value Fund shares voting power and dispositive power with respect to 100,000 of these shares. Hodges Capital Management, Inc. is the investment adviser to the Hodges Small Cap Fund and the Hodges Small Intrinsic Value Fund. Both Hodges Capital Management, Inc. and First Dallas Securities, Inc. are owned by First Dallas Holdings, Inc. Craig D. Hodges is the controlling shareholder of Hodges Capital.

(11)	Wellington Management Group LLP (“Wellington”) is a parent holding company or control person and, together with Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP, has shared voting power with respect to 779,324 shares and shared dispositive power with respect to 1,098,645 shares. All of the indicated shares are owned of record by clients of Wellington. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, shares of our common stock.

SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

The date by which shareholder proposals must be received by us for inclusion in proxy materials relating to the 2017 annual meeting of common shareholders is January 6, 2017.

In order to be considered at the 2017 annual meeting, shareholder proposals must comply with the advance notice and eligibility requirements contained in our by-laws. Our by-laws provide that shareholders are required to give advance notice to us of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before an annual shareholders' meeting. Specifically, the by-laws provide that for a shareholder to nominate a person for election to our Board, the shareholder must be entitled to vote for the election of directors at the meeting and must give timely written notice of the nomination to our Secretary. The by-laws also provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have the legal right and authority to make the proposal for consideration at the meeting and the shareholder must give timely written notice thereof to our Secretary. In order to be timely, a shareholder's notice must be delivered to or mailed and received at our principal executive offices not less than 30 days nor more than 60 days prior to the meeting. In the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

The specific requirements of these advance notice and eligibility provisions are set forth in Article II and Article III of our by-laws, a copy of which is available upon request. Such request and any shareholder proposals should be sent to our Secretary at our principal executive offices.

SHAREHOLDER COMMUNICATIONS

Our Board has implemented a process whereby shareholders may send communications to the Board's attention. Any shareholder desiring to communicate with the Board, or one or more specific members thereof, should communicate in writing addressed to Shoe Carnival, Inc., Board, c/o Lead Director, 7500 East Columbia Street, Evansville, Indiana 47715.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that may incorporate future filings (including this proxy statement, in whole or in part), the Compensation Committee Report and the Report of the Audit Committee shall not be incorporated by reference in any such filings. The information on, or accessible through, our website, www.shoecarnival.com, is not, and should not be deemed to be, a part of this proxy statement, or incorporated into any other filings we make with the SEC.

ANNUAL REPORTS

Our Annual Report to Shareholders for fiscal 2015 accompanies this proxy statement. The Annual Report is not used as part of this solicitation material and no action will be taken with respect to it at the annual meeting. Additional copies of our Annual Report on Form 10-K for fiscal 2015 as filed with the Securities and Exchange Commission, including financial statements but excluding exhibits, may be obtained without charge upon written request to David A. Kapp, Secretary, Shoe Carnival, Inc., 7500 East Columbia Street, Evansville, Indiana 47715.

APPENDIX A

SHOE CARNIVAL, INC. 2016 EXECUTIVE
INCENTIVE COMPENSATION PLAN

Section 1.    Purpose of Plan

          The purpose of the Plan is to promote the success of the Company by providing to participating executives of the Company bonus incentives that qualify as performance-based compensation within the meaning of Section 162(m) of the Code.

Section 2.    Definitions and Terms

          2.1    Accounting Terms.    Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms are used as defined for purposes of, and shall be determined in accordance with, generally accepted accounting principles, as from time to time in effect in the United States of America, as applied and reflected in the consolidated financial statements of the Company, prepared in the ordinary course of business.

           2.2    Specific Terms.    The following words and phrases as used herein shall have the following meanings unless a different meaning is plainly required by the context:

“Annual Return To Shareholders” means the Company’s return to shareholders as represented by share price appreciation plus dividends paid on one share of Common Stock during any Year during a Performance Period.

“Average Sales Per Square Foot” for any Year means the aggregate Net Sales of all stores open during the entire Year, divided by the aggregate square footage of such stores.

“Average Sales Per Square Foot for New Stores” for any Year means the aggregate Net Sales of all stores opened in the prior Year and remaining open during the entire Year, divided by the aggregate square footage of such stores.

“Base Salary” in respect of any Performance Period means the aggregate base annualized salary of a Participant from the Company and all affiliates of the Company at the time the Participant is selected to participate for that Performance Period, exclusive of any commissions or other actual or imputed income from any Company provided benefits or perquisites, but prior to any reductions for salary deferred pursuant to any deferred compensation plan or for contributions to a plan qualifying under Section 401(k) of the Code or contributions to a cafeteria plan under Section 125 of the Code.

“Bonus” means a cash payment or payment opportunity as the context requires.

“Business Criteria” means any one or any combination of Annual Return to Shareholders, Net Sales, Net Income, Net Income before Nonrecurring Items, Operating Income, Return on Equity, Return on Assets, EPS, EBITDA, EBITDA before Nonrecurring Items, Comparable Store Sales, Average Sales Per Square Foot or Average Sales Per Square Foot for New Stores, in each case during any Year during a Performance Period.  In addition, Business Criteria also includes any of the foregoing criteria as calculated before any Bonus expense for that Year and/or before any store closing costs and impairment charges recognized in that Year.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board of Directors or any successor committee which will administer the Plan in accordance with Section 3 of the Plan and Section 162(m) of the Code.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

“Company” means Shoe Carnival, Inc. and its consolidated subsidiaries, and any successor, whether by merger, ownership of all or substantially all of its assets or otherwise.

“Comparable Store Sales” for any Year shall mean the comparable store sales value, expressed as a percent increase or decrease, as periodically reported by the Company in its press releases and filings with the Securities and Exchange Commission, or as otherwise calculated and disclosed to the Committee.

“EBITDA” for any Year means the consolidated net income before interest, income taxes, depreciation and amortization of the Company as reflected in the Company’s audited consolidated financial statements for the Year.

“EBITDA before Nonrecurring Items” for any Year means EBITDA of the Company before any extraordinary or unusual one-time nonrecurring expenses or other charges as reflected in the Company’s audited consolidated financial statements for the Year.

“EPS” for any Year means diluted Net Income per share of the Company, as reported in the Company’s audited consolidated financial statements for the Year.

“Executive” means a key employee (including any officer) of the Company.

“Net Income” for any Year means the consolidated net income of the Company, as reported in the Company’s audited consolidated financial statements for the Year.

“Net Income before Nonrecurring Items” for any Year means the Net Income of the Company before any extraordinary or unusual one-time nonrecurring expenses or other charges as reflected in the Company’s audited consolidated financial statements for the Year.

“Net Sales” for any Year means the Company’s total net sales as reported in the Company’s audited consolidated financial statements for the Year.

“Operating Income” for any Year means the operating income of the Company as reflected in the Company’s audited consolidated financial statements for the Year.

“Participant” means an Executive selected to participate in the Plan by the Committee.

“Performance Period” means the Year or Years with respect to which the Performance Targets are set by the Committee.

“Performance Target(s)” means the specific objective goal or goals (which may be cumulative and/or alternative) that are timely set in writing by the Committee for each Executive for the Performance Period in respect of any one or more of the Business Criteria.

“Plan” means this Shoe Carnival, Inc. 2016 Executive Incentive Compensation Plan, as amended from time to time.

“Return on Assets” for any Year means Net Income divided by the monthly average of total assets of the Company for the Year, as reflected in the Company’s consolidated financial statements for the Year.

“Return on Equity” for any Year means Net Income divided by the shareholders’ equity of the Company at the beginning of the Year, as reflected in the Company’s audited consolidated financial statements for the Year.

“Section 162(m)” means Section 162(m) of the Code, and the regulations promulgated thereunder, all as amended from time to time.

“Section 409A” means Section 409A of the Code, and the regulations promulgated thereunder, all as amended from time to time.

“Year” means any one or more fiscal years of the Company commencing on or after January 31, 2016 and ending no later than January 30, 2021.

Section 3.    Administration of the Plan

          3.1    The Committee.    The Plan shall be administered by the Committee, which shall consist of at least three members of the Board of Directors of the Company, duly authorized by the Board of Directors of the Company to administer the Plan, who (i) are not eligible to participate in the Plan and (ii) are “outside directors” within the meaning of Section 162(m).

          3.2    Powers of the Committee.    The Committee shall have the sole authority to establish and administer the Performance Target(s) and the responsibility of determining from among the Executives those persons who will participate in and receive Bonuses under the Plan and, subject to Sections 4 and 5 of the Plan, the amount of such Bonuses and shall otherwise be responsible for the administration of the Plan, in accordance with its terms. The Committee shall have the authority to construe and interpret the Plan (except as otherwise provided herein) and any agreement or other document relating to any Bonus under the Plan, may adopt rules and regulations governing the administration of the Plan, and shall exercise all other duties and powers conferred on it by the Plan, or which are incidental or ancillary thereto. For each Performance Period, the Committee shall determine, at the time the Business Criteria and the Performance Target(s) are set, those Executives who are selected as Participants in the Plan.

          3.3    Requisite Action.    A majority (but not fewer than two) of the members of the Committee shall constitute a quorum. The vote of a majority of those present at a meeting at which a quorum is present or the unanimous written consent of the Committee shall constitute action by the Committee.

          3.4    Express Authority (and Limitations on Authority) to Change Terms and Conditions of Bonus.    Without limiting the Committee’s authority under other provisions of the Plan, but subject to any express limitations of the Plan and Section 5.8, the Committee shall have the authority to accelerate a Bonus (after the attainment of the applicable Performance Target(s)) and to waive restrictive conditions for a Bonus (including any forfeiture conditions, but not Performance Target(s)), in such circumstances as the Committee deems appropriate. In the case of any acceleration of a Bonus after the attainment of the applicable Performance Target(s), the amount payable shall be discounted to its present value using an interest rate equal to Moody’s Average Corporate Bond Yield for the month preceding the month in which such acceleration occurs.

Section 4.    Bonus Provisions

          4.1    Provision for Bonus.    Each Participant may receive a Bonus if and only if the Performance Target(s) established by the Committee, relative to the applicable Business Criteria, are attained. The applicable Performance Period and Performance Target(s) shall be determined by the Committee consistent with the terms of the Plan and Section 162(m). Notwithstanding the fact that the Performance Target(s) have been attained, the Company may pay a Bonus of less than the amount determined by the formula or standard established pursuant to Section 4.2 or may pay no Bonus at all, unless the Committee otherwise expressly provides by written contract or other written commitment.

          4.2    Selection of Performance Target(s).    The specific Performance Target(s) with respect to the Business Criteria must be established by the Committee in advance of the deadlines applicable under Section 162(m) and while the performance relating to the Performance Target(s) remains substantially uncertain within the meaning of Section 162(m). At the time the Performance Target(s) are selected, the Committee shall provide, in terms of an objective formula or standard for each Participant, and for any person who may become a Participant after the Performance Target(s) are set, the method of computing the specific amount that will represent the maximum amount of Bonus payable to the Participant if the Performance Target(s) are attained, subject to Sections 4.1, 4.3, 4.7, 5.1 and 5.8.

          4.3    Maximum Individual Bonus.    Notwithstanding any other provision hereof, no Executive shall receive a Bonus under the Plan for any Year in excess of $2 million or, if less, 200% of his or her Base Salary for the Year. No Executive shall receive aggregate bonuses under this Plan in excess of $10.0 million.

          4.4    Selection of Participants.    For each Performance Period, the Committee shall determine, at the time the Business Criteria and the Performance Target(s) are set, those Executives who will participate in the Plan.

          4.5    Effect of Mid-Year Commencement of Service.    To the extent compatible with Sections 4.2 and 5.8, if an Executive commences employment with the Company after the adoption of the Plan and the Performance Target(s) are established for a Performance Period, the Committee may grant to that Executive a Bonus for that Performance Period that is proportionately adjusted based on the period of actual service during such Performance Period.

          4.6    Accounting Changes.    Subject to Section 5.8, if, after the Performance Target(s) are established for a Performance Period, a change occurs in the applicable accounting principles or practices, the amount of the Bonuses paid under this Plan for such Performance Period shall be determined without regard to such change.

          4.7    Committee Discretion to Determine Bonuses.    The Committee has the sole discretion to determine the standard or formula pursuant to which each Participant’s Bonus shall be calculated (in accordance with Section 4.2), whether all or any portion of the amount so calculated will be paid, and the specific amount (if any) to be paid to each Participant, subject in all cases to the terms, conditions and limits of the Plan and of any other written commitment authorized by the Committee. In addition to the establishment of Performance Targets as provided in Section 4.2, the Committee may at any time establish additional conditions and terms of payment of Bonuses (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan. The Committee may not, however, increase the maximum amount permitted to be paid to any individual under Section 4.2 or 4.3 of the Plan or award a Bonus under this Plan if the applicable Performance Target(s) have not been satisfied.

          4.8    Committee Certification.    No Participant shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the Performance Target(s) and any other material terms previously established by the Committee or set forth in the Plan were in fact satisfied.

          4.9    Time of Payment.    Any Bonuses granted by the Committee under the Plan shall be paid in a single annual payment as soon as practicable following the latest of (a) the end of the applicable Year, (b) the Committee’s determinations under this Section 4 and (c) the certification of the Committee’s findings under Section 4.8, but in no event later than two and one half months following the last day of such Year (the “Payment Date”). Any such payment shall be in cash or cash equivalent, subject to applicable withholding requirements.

          4.10    Employment on Payment Date.     To be entitled to a Bonus payment under this Plan for any Year, the Executive must remain employed by the Company through the Payment Date for such Year. Notwithstanding the preceding sentence, however, if the Executive leaves employment with the Company prior to the Payment Date for such Year due to voluntary retirement on or after age 60, disability or death, the Executive shall remain eligible for a Bonus payment for any Year that had been completed prior to the Executive leaving employment, to the extent the Committee determines that the Executive is otherwise entitled to a Bonus for such Year under this Section 4. Such Bonus payment, if any, shall be paid in accordance with the provisions of Section 4.9.

Section 5.    General Provisions

          5.1    No Right to Bonus or Continued Employment.    Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder nor any action of the Company (including, for purposes of this Section 5.1, any predecessor or subsidiary), the Board of Directors of the Company or the Committee in respect of the Plan, shall be held or construed to confer upon any person any legal right to receive, or any interest in, a Bonus or any other benefit under the Plan, or any legal right to be continued in the employ of the Company unless otherwise provided by the Committee by contract or agreement. The Company expressly reserves any and all rights to discharge an Executive in its sole discretion, without liability of any person, entity or governing body under the Plan or otherwise. Notwithstanding any other provision hereof and notwithstanding the fact that the Performance Target(s) have been attained and/or the individual maximum amounts pursuant to Section 4.2 have been calculated, the Company shall have no obligation to pay any Bonus hereunder nor to pay the maximum amount so calculated, unless the Committee otherwise expressly provides by written contract or other written commitment.

          5.2    Discretion of Company, Board of Directors and Committee.    Any decision made or action taken by the Company or by the Board of Directors of the Company or by the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of the Plan shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons. No member of the Committee shall have any personal liability for actions taken or omitted under the Plan by the member or any other person.

          5.3    Absence of Liability.    A member of the Board of Directors of the Company or a member of the Committee of the Company or any officer of the Company shall not be personally liable for any act or inaction hereunder, whether of commission or omission.

          5.4    No Funding of Plan.    The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan. The Plan shall constitute an “unfunded” plan of the Company. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any obligations of the Company to any Participant under the Plan shall be those of a debtor and any rights of any Participant or former Participant shall be limited to those of a general unsecured creditor.

          5.5    Non-Transferability of Benefits and Interests.    Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant. This Section 5.5 shall not apply to an assignment of a contingency or payment due after the death of the Executive to the deceased Executive’s legal representative or beneficiary.

          5.6    Law to Govern.    All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the internal laws of the State of Indiana.

          5.7    Non-Exclusivity.    Subject to Section 5.8, the Plan does not limit the authority of the Company, the Board of Directors of the Company or the Committee, or any subsidiary of the Company, to grant awards or authorize any other compensation under any other plan or authority, including, without limitation, awards or other compensation based on the same Performance Target(s) used under the Plan.

          5.8    Section 162(m) Conditions; Bifurcation of Plan.    It is the intent of the Company that the Plan and Bonuses paid hereunder satisfy and be interpreted in a manner, that, in the case of Participants who are or may be persons whose compensation is subject to Section 162(m), satisfies any applicable requirements as performance-based compensation. Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the standards in Section 162(m) of the Code shall be disregarded. Notwithstanding anything to the contrary in the Plan, the provisions of the Plan may at any time be bifurcated by the Board of Directors of the Company or the Committee in any manner so that certain provisions of the Plan or any Bonus intended (or required in order) to satisfy the applicable requirements of Section 162(m) are only applicable to persons whose compensation is subject to Section 162(m).

          5.9    Section 409A Compliance.     It is the intent of the Company that any Bonus payable under this Plan be exempt from the requirements of Section 409A to the maximum extent possible, including pursuant to the short-term deferral exception described in Treasury Regulation 1.409A-1(b)(4). However, to the extent Section 409A is applicable to a Bonus paid under this Plan, the Company intends that the payment of such Bonus comply with any applicable limitations, restrictions and requirements of Section 409A.

Section 6.    Amendments, Suspension or Termination of Plan

          Except as otherwise expressly agreed to in writing by the Committee, the Board of Directors of the Company or the Committee may, from time to time amend, suspend or terminate, in whole or in part, the Plan, and if suspended or terminated, may reinstate any or all of the provisions of the Plan; provided no amendment, suspension or termination of the Plan shall in any manner affect any Bonus theretofore granted pursuant to the Plan (whether or not the applicable Performance Targets have been attained) without the consent of the Participant to whom the Bonus was granted. Notwithstanding the foregoing, no amendment may be effective without the approval of the Board of Directors of the Company and/or shareholder approval if such approval is necessary to comply with the applicable rules under Section 162(m) of the Code.

Approved by the Board of Directors as of
March 15, 2016

Proxy - Shoe Carnival, Inc.

Proxy Solicited on Behalf of The Board
For The Annual Meeting of Common Shareholders to be held on June 16, 2016

The undersigned appoints Clifton E. Sifford and J. Wayne Weaver, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the common stock of Shoe Carnival, Inc. which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of shareholders thereof to be held at the corporate headquarters for Shoe Carnival, Inc. located at 7500 East Columbia Street, Evansville, Indiana on Thursday, June 16, 2016, at 9:00 a.m., C.D.T., or at any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise marked, this proxy will be voted FOR the election as Director of the nominees listed under Proposal 1 and FOR Proposals 2, 3 and 4.

YOUR VOTE IS IMPORTANT!

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

Shoe Carnival, Inc.
Annual Meeting Proxy Card

A.  Proposals – The Board recommends a vote FOR the listed nominees and FOR Proposals 2, 3 and 4.

		For	Against	Abstain
1.	Election of Directors 01 – Clifton E. Sifford 02 – James A. Aschleman 03 – Andrea R. Guthrie	[ ] [ ] [ ]	[ ] [ ] [ ]	[ ] [ ] [ ]

		For	Against	Abstain
2.	Proposal to approve, in an advisory (non-binding) vote, the compensation paid to the Company’s named executive officers.	[ ]	[ ]	[ ]

		For	Against	Abstain
3.	Proposal to approve the Shoe Carnival, Inc. 2016 Executive Incentive Compensation Plan.	[ ]	[ ]	[ ]

		For	Against	Abstain
4.	Proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal 2016.	[ ]	[ ]	[ ]

B.  Non-Voting Items

Change of Address – Please print new address below.

C.  Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

Date (mm/dd/yyyy) – Please print date below.

Signature 1 - Please keep signature within the box.

Signature 2 - Please keep signature within the box.